Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

WHITE SANDS PARENT, INC.,

WHITE SANDS BIDCO, INC.

and

BOINGO WIRELESS, INC.

Dated as of February 26, 2021

i

4.	Representations and Warranties of Parent and Merger Sub		51
	4.1	Corporate Organization	51
	4.2	Authority Relative to this Agreement	51
	4.3	No Conflict; Required Filings and Consents	52
	4.4	Financing	52
	4.5	Absence of Litigation	54
	4.6	Merger Sub	54
	4.7	Ownership of Company Capital Stock	54
	4.8	Limited Guaranty	54

5.	Conduct of Business Pending The Merger		55
	5.1	Conduct of the Business Pending the Merger	55
	5.2	No Control of the Company’s Business	58

6.	Additional Agreements		59
	6.1	Access to Information; Confidentiality	59
	6.2	Solicitation of Transactions	60
	6.3	Employee Benefits Matters	67
	6.4	Directors’ and Officers’ Indemnification and Insurance	69
	6.5	Anti-Takeover Statutes	70
	6.6	Notification of Certain Matters	70
	6.7	Litigation	71
	6.8	Consents and Approvals	71
	6.9	HSR Act Filing and International Antitrust Notifications	72
	6.10	Rule 16b-3	74
	6.11	Delisting	74
	6.12	Further Assurances	74
	6.13	Public Announcements	74
	6.14	Obligations of Merger Sub	75
	6.15	Financing.	75
	6.16	Financing Cooperation.	77
	6.17	Convertible Securities; Capped Call Transactions.	81

7.	Conditions		82
	7.1	Conditions to Each Party’s Obligation to Effect the to the Merger	82
	7.2	Conditions to Obligation of Parent and Merger Sub	82
	7.3	Conditions to Obligation of Company	83

8.	Termination		83
	8.1	Termination	83
	8.2	Effect of Termination	85
	8.3	Fees	85

9.	General Provisions		89
	9.1	No Survival of Representations and Warranties	89

ii

9.2	Notices	89
9.3	Severability	90
9.4	Entire Agreement; Assignment; No Other Representations or Warranties	91
9.5	Parties in Interest	91
9.6	Specific Performance	92
9.7	Governing Law	93
9.8	Waiver of Jury Trial	93
9.9	General Interpretation	94
9.10	Amendment	94
9.11	Waiver	94
9.12	Counterparts	95
9.13	No Recourse to Non-Parties	95
9.14	Debt Financing	96

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2021 (this “Agreement”), among White Sands Parent, Inc., a Delaware corporation (“Parent”), White Sands Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Boingo Wireless, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i)  adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”) and (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Shares adopt this Agreement; and

WHEREAS, the boards of directors of Parent and Merger Sub have each adopted and declared advisable this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.            Definitions.

1.1            Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or of any Company Subsidiary; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company or any of the significant Company Subsidiaries, as a result of which the owners of the equity securities of the Company immediately prior to such event own less than eighty-five percent (85%) of the equity securities of the Company immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1.

“Action” means any litigation, suit, action, hearing, proceeding, arbitration or mediation by or before a Governmental Authority, arbitrator or mediator of competent jurisdiction.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Capped Call Documentation” means (A) the letter agreement Re: Base Call Option Transaction, dated as of October 2, 2018, between the Company and Barclays Bank PLC, as amended by the letter agreement Re: Base Call Option Transaction, dated as of October 2, 2018, between the Company and Barclays Bank PLC, and (B) the letter agreement Re: Additional Call Option Transaction, dated as of October 3, 2018, between the Company and Barclays Bank PLC, as amended by the letter agreement Re: Additional Call Option Transaction, dated as of October 3, 2018, between the Company and Barclays Bank PLC, in each case, as further amended, restated, supplemented, or otherwise modified on or prior to the date hereof.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).

“Company RSU” means an award under any of the Company Stock Plans that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom, other than a Company Stock Option.

“Company Software” means Software in the Company Owned Intellectual Property.

“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans.

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options or Company RSUs (including the Amended and Restated 2001 Stock Incentive Plan and the 2011 Equity Incentive Plan).

“Company Termination Fee” shall mean an amount equal to $19,635,000, except that the “Company Termination Fee” shall mean an amount equal to $13,090,000 if this Agreement is terminated by the Company pursuant to Section 8.1(g) during the Go-Shop Period.

“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (a) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (b) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.

“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan, guarantee and any similar legally binding undertaking, commitment or pledge.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes” means the Company’s 1.00% Convertible Senior Notes due 2023 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” mean the Indenture, dated as of October 5, 2018, between the Company and Wilmington Trust, National Association, as Trustee.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Debt Financing Source” means the Lenders and each other person, in its capacity as such, that has committed to provide or arrange or otherwise entered into agreements to provide Debt Financing or any Alternative Financing in connection with the transactions contemplated by this Agreement, together with each affiliate thereof and each officer, director, employee, partner, trustee, controlling person, advisor, attorney, agent and representative of each such entity or affiliate and their respective successors and assigns. Parent and Merger Sub and their respective affiliates shall not be considered Debt Financing Sources.

“Debt Marketing Documents” means customary confidential information memoranda, investor presentations and other syndication documents and materials, including rating agency materials and presentations, and similar documents and materials customarily prepared in connection transactions of the type contemplated by with the Debt Financing.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances), and including any amendments to the foregoing.

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Financial Information” means (i) the audited consolidated balance sheets at the end of, and the related statements of operations, comprehensive income (loss), cash flows and stockholders’ equity of the Company and its consolidated subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) the unaudited condensed consolidated balance sheets at the end of, and the related statements of operations, comprehensive income (loss), cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries for, each fiscal quarter or three, six or nine month period, as applicable, (but excluding the fourth quarter period of any fiscal year) subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date (in the case of this clause (ii), without footnotes) together with the consolidated balance sheet and related statements of operations, comprehensive income (loss), cash flows and stockholders’ equity of the Company and its consolidated Subsidiaries for the corresponding portion of the previous fiscal year, in each case, prepared in accordance with GAAP.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any state owned entity, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges).

“Government Contract” means any Contract, prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, cooperative agreement, change order, arrangement or other commitment, in each case, to which the Company or any Company Subsidiary, on the one hand, and (A) a U.S. federal Governmental Authority, (B) any prime contractor to a U.S. federal Governmental Authority or (C) any subcontractor with respect to any contract described in clause (A) or (B), on the other hand, are parties thereto as of the date hereof.

“Hazardous Substances” means (i) those substances or materials defined in or regulated as wastes or hazardous or toxic substances or materials (or any other terms of similar import) under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, radon, radiation, and radioactive materials; (v) any other contaminant or pollutant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive (or any other term of similar import) by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law; provided, that Hazardous Substances shall not include office and janitorial supplies that are safely maintained in compliance with all applicable Law.

“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) obligations in respect of any interest rate, currency, swap or other hedging agreements; (vi) obligations of another person secured by a Lien on any asset of the Company or any Company Subsidiary; and (vii) obligations of other persons of the nature of those referred to in clauses (i) through (vi) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.

“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).

“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, and schematics (“Trade Secrets”).

“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (vii) rights with respect to Databases, including registrations thereof and applications therefor.

“knowledge of the Company” means the knowledge, after reasonable inquiry, of each of Mike Finley, Peter Hovenier, Derek Peterson, Dawn Callahan, Michael Zeto and Bruce Crair. With respect to Intellectual Property and Intellectual Property Rights, “reasonable inquiry” does not require the Company or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, in each case, with respect to Patents, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.

“Lenders” means the entities that are party to the Debt Commitment Letter (other than Parent or Merger Sub), who shall include Truist Bank and Truist Securities, Inc.; provided, that in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term Debt Financing Sources shall include each such institution.

“Lien” means any liens, mortgages, deeds of trust, claims of, and defects or imperfections in, title, hypothecations, encroachments, easements, use restrictions, rights-of-ways, encumbrances, pledges, security interests, options, right of purchase, rights of a vendor under any title retention or conditional sale agreement rights of first refusal, or other charges of any kind or nature whatsoever.

“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, that is materially adverse to, would reasonably be expected to have, or has had a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in the industry in which the Company operates; (ii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Company has operations; (iii) general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes); (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, pandemics or epidemics, including COVID-19, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in GAAP or any change in Laws (or interpretation or enforcement thereof) applicable to the operation of the business of the Company and the Company Subsidiaries, in each case, unrelated to the transactions contemplated hereby and of general applicability, in each case, after the date hereof; (vi)  any Effect, including loss of customers, suppliers, vendors, venue partners, business partners or employees of the Company and the Company Subsidiaries, as a result of the announcement or pendency of the Transactions; (vii) any decline in the market price, or change in price or trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect; and (viii) any actions taken or failure to take any action, in each case, to which Parent or Merger Sub has expressly approved, consented or requested or that is required or prohibited by this Agreement (other than pursuant to the first sentence of Section 5.1); and (ix) any stockholder class action litigation, derivative or similar litigation or claims or proceedings for appraisal under the DGCL arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby; provided, that an Effect described in any of clauses (i)-(v) may be taken into account to the extent the Company and the Company Subsidiaries are materially disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) (provided that in the case of clause (iv), such comparison shall be limited to such industry peers located in the same geographic area as the Company and Company Subsidiaries).

“NY MTA Contracts” means the following contracts: (i) the Long Island Railroad Atlantic Branch and associated stations, pursuant to the License Agreement for the Atlantic Terminal, Atlantic Avenue Tunnel & Jamaica Station Wireless Communications Services and Dark Fiber Project, dated as of November 15, 2018, between Metropolitan Transportation Authority, acting on behalf of itself and its subsidiary, the Long Island Rail Road Company, and Boingo LLC, as amended, and (ii) the Grand Central Terminal East Side Access facility, pursuant to the License Agreement for the East Side Access Facilities Wireless Communications Services and Dark Fiber Project, dated as of November 15, 2018, between the Metropolitan Transportation Authority, acting on behalf of itself and its subsidiaries, the Long Island Rail Road Company and MTA Capital Construction Company, and Boingo LLC, as amended.

“Open Source” means Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 3.14(a) of the Disclosure Schedule.

“Parent Termination Fee” shall mean an amount equal to $32,725,000.

“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty and for which reserves have been established in accordance with GAAP to the extent required thereunder, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) any obligations in respect of performance and construction bonds issued in the ordinary course of business, (iv) zoning, building and other similar codes and regulations and (v) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, conditions, non-exclusive licenses granted in the ordinary course of business and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity, Governmental Authority or any entity of any kind or nature including any “group” (as defined in Section 13(d)(3) of the Exchange Act).

“Real Property Leases” means all lease agreements, sublease agreements, license agreements or other agreements pursuant to which any Company Leased Real Property is leased, subleased licensed or otherwise used by the Company or any Company Subsidiary, together with all schedules, exhibits, addenda, amendments, modifications or written or oral.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary.

“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Software” means all computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Sponsor” means Digital Colony Partners II, LP.

“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. taxes, charges, fees, levies or other assessments, including any net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs, duties, capital stock, environmental, base erosion and anti-abuse (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security (or similar, including FICA) employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, escheat, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of or similar to a tax, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority of competent jurisdiction.

“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, supplied or required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes, including any amendment thereto.

“Third Party” means any person other than the Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.

“U.S.” means United States of America.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.2(c)(i)
Agreement	Preamble
Antitrust Division	6.9
Audited Company Financial Statements	3.7(b)
Blue Sky Laws	3.5(b)
Book-Entry Shares	2.9(b)
Certificate of Merger	2.2
Certificates	2.9(b)
Change in Recommendation	6.2(c)(i)
Code	2.10
Collective Bargaining Agreement	3.11(b)
Commitment Letters	4.4(a)
Company	Preamble
Company Arrangements	3.10(g)
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	6.2(c)(i)
Company Common Stock	Recitals
Company Compensation Committee	3.10(g)
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.14(k)(i)
Company Leased Real Property	3.13(c)
Company Material Contracts	3.17(a)
Company Preferred Stock	3.3(c)
Company Products	3.14(o)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Shares	Recitals
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
Contaminants	3.14(p)
Covered Securityholders	3.10(g)
Debt Financing	6.16(a)

Defined Term	Location of Definition
D&O Insurance	6.4(b)
Delaware Courts	9.7
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)
EEOC	3.11(g)
Effective Time	2.2
Employee IP Agreement	3.14(f)
Equity Commitment Letter	4.4(a)
Equity Financing	4.4(a)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Existing Credit Agreement	6.16(c)
FTC	6.9
GAAP	3.7(b)
Go-Shop Period	6.2(a)
Government Official	3.22
Governmental Contracting Parties	6.1(a)
HSR Act	3.5(b)
Indemnification Agreements	6.4(a)
IRS	3.10(a)
IT Systems	3.14(o)
Law	3.5(a)
Limited Guaranty	4.8
Measurement Date	3.3(b)
Merger	Recitals
Closing	2.2
Closing Date	2.2
Per Share Merger Consideration	2.6(a)
Multiemployer Plan	3.10(b)
Multiple Employer Plan	3.10(b)
New Commitment Letter	6.16(a)
Non-Management Employees	5.1(g)
Notice of Designated Superior Proposal	6.2(c)(iii)
Option Payment	2.7(a)
Order	7.1(b)
Outside Date	8.1(b)
Parent	Preamble
Parent Common Stock	2.7(a)
Parent Plans	6.3(b)
Paying Agent	2.9(a)
Per Share Merger Consideration	Recitals
Permits	3.6
Permitted Title Exceptions	3.13(b)
Plans	3.10(a)

Defined Term	Location of Definition
Merger Sub	Preamble
SEC Reports	3.7(a)
Securities Act	3.7(a)
SOX	3.7(a)
Superior Proposal	6.2(b)(iii)
Surviving Corporation	2.1
Transactions	3.4(b)
US Benefit Plans	3.10(a)

2.            The Merger.

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall consummate the Merger and Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

2.2            Effective Time; Closing. Unless this Agreement shall have been terminated pursuant to Article 8, upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place (a) at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at 3570 Carmel Mountain Road, Suite 200, San Diego, California, or by exchange of documents (with signatures) by electronic transmission, no later than the third (3rd) Business Day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such Business Day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company; provided, that Parent shall not be required to consummate the Closing prior to the date that is 30 Business Days after the date hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4           Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by law and such certificate of incorporation.

(b)           Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

2.5           Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)           Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled or to remain outstanding pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, net of applicable withholding taxes and without interest, equal to the fourteen U.S. dollars ($14.00) (the “Per Share Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Company Shares with the same economic effect as contemplated by this Agreement prior to such for all purposes of this Article 2.

(b)           Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto. Each Company Share held by any direct or indirect wholly-owned subsidiary of the Company shall remain outstanding and shall not be entitled to receive the Per Share Merger Consideration.

(c)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7           Company Stock Options; Company RSUs.

(a)            Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company Stock Options, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each outstanding Company Stock Option (or any portion thereof), whether vested or unvested, shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment (such amount, the “Option Payment”). Option Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. Option Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.

(b)           Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of Company RSUs, each Company RSU (or any portion thereof) that is outstanding immediately prior to the Effective Time (including any Company RSUs which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied in accordance with (and to the extent provided by) the terms of the Company Stock Plans and applicable award agreements in connection with the Merger, as defined herein) shall be cancelled at the Effective Time and converted automatically into the right to receive, as soon as practicable after the Effective Time (or, to the extent required in order to avoid the holder becoming subject to any tax, penalty or interest under Section 409A of the Code, the earliest payment date provided for in the terms and conditions of the Company RSU) an amount in cash (without interest) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to each such Company RSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment (such amount, the “RSU Payment”). If the RSU Payment cannot be made as soon as practicable after the Effective Time without triggering any tax, penalty or interest under Section 409A of the Code, the Company shall provide to the Parent prior to the Effective Time a written schedule specifically identifying the applicable payment date for each such Company RSU that complies with the payment rules under Section 409A of the Code. RSU Payments to employees and former employees of the Company shall be remitted through the payroll system of the Company or Parent. RSU Payments to all other persons shall be remitted through the Company’s or Parent’s accounts payable or (with the consent of the Paying Agent) through the Paying Agent.

(c)            Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Plan describing the treatment of such award in accordance with this Section 2.7 and the Company Stock Plans. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7.

2.8           Dissenting Shares.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration. Such stockholders of the Company shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, net of applicable withholding taxes and without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.9.

(b)            The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

2.9           Surrender of Company Shares; Stock Transfer Books.

(a)            Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) in accordance with the terms of this Section 2.9. Promptly after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a); provided that Parent shall not be required to make available to the Paying Agent any Per Share Merger Consideration for Dissenting Company Shares until such time as any holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b)            Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common Stock (the “Book-Entry Shares”), in each case whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.6(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates, Book-Entry Shares and transferred unregistered Company Common Stock upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.

(c)            The Per Share Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable law.

(d)            Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for Per Share Merger Consideration, without any interest thereon.

(e)            None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Per Share Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Per Share Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 2.

2.10         Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation the Paying Agent, and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to person in respect of which such deduction and withholding was made.

2.11         Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.12         Treatment of Convertible Notes .

(a)            In accordance with the terms of the Convertible Notes Indenture, at or after the Effective Time, each holder of Convertible Notes will be entitled, subject to the terms and conditions of the Convertible Notes Indenture, to:

(i)            convert such holder’s Convertible Notes only into a right to receive from the Surviving Corporation an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the (i) Per Share Merger Consideration multiplied by the Conversion Rate (as defined in the Convertible Notes Indenture and as may be increased by any Additional Shares (as defined in the relevant Convertible Notes Indenture)) in effect on the applicable Conversion Date (as defined in the Convertible Notes Indenture), pursuant to the terms and conditions of the Convertible Notes Indenture);

(ii)           require the Surviving Corporation to repurchase such holder’s Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by the Company in accordance with the Convertible Notes Indenture at the Fundamental Change Repurchase Price (as defined in the Convertible Notes Indenture); or

(iii)          continue to hold such holder’s Convertible Notes, which, for the avoidance of doubt, following the Effective Time shall only be convertible or exchangeable into cash as set forth in Section 2.12(a)(i) above.

(b)           The Surviving Corporation shall satisfy and fulfill the relevant payment obligations to each holder of Convertible Notes described in Section 2.12(a) above as and when required by the terms of this Agreement and the Convertible Notes Indenture (as such Convertible Notes Indenture may be supplemented in accordance with its terms and Section 6.17(a)).

3.            Representations and Warranties of the Company.

Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or sub-section number to the representations and warranties in this Agreement (the “Disclosure Schedule”), (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure) and except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC after January 1, 2018 and publicly available no less than three (3) business days prior to the date of this Agreement (but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) (provided that nothing disclosed in any such Company filing with the SEC shall be deemed to be a qualification or modification of the representations and warranties set forth in Sections 3.3, 3.7(a) or 3.8(b)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1           Organization and Qualification; Company Subsidiaries.

(a)            The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where such failure, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(b)           Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”) as well as the ownership interest of the Company in each such Company Subsidiary and the ownership interest of any other person or persons in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(c)            Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2           Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificate of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

3.3           Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 Company Shares, par value of one hundredth of one cent ($0.0001) each and 5,000,000 shares of preferred stock, par value of one hundredth of one cent ($0.0001) each (“Company Preferred Stock”).

(b)           As of February 24, 2021 (the “Measurement Date”),

(i)            44,718,497 Company Shares were issued and outstanding:

(ii)           no Company Shares were held in the treasury of the Company;

(iii)          no Company Shares were held by any Company Subsidiary;

(iv)         106,568 Company Shares were subject to outstanding Company Stock Options (which have a weighted average exercise price of $7.76), of which Company Stock Options to purchase 106,568 shares of Company Common Stock were exercisable;

(v)         1,946,705 Company RSUs were outstanding, assuming, for performance-based Company RSUs, that the performance-based vesting conditions for all performance periods for which achievement has not yet been determined as of the Measurement Date were deemed satisfied at target;

(vi)          no shares of Company Preferred Stock were issued or outstanding;

(vii)        all outstanding Company Shares are validly issued, fully paid and non-assessable and are issued free of any preemptive or anti-dilutive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party;

(viii)       $201,250,000 aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 23.6323 Company Shares per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding; and

(ix)          4,756,000 Company Shares were reserved for issuance upon conversion of the Convertible Notes.

(c)           Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement there are no outstanding (i) subscriptions, options, calls, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary, in each case, issued by the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities of or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.

(d)           All Company Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(e)           As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than (i) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options, vesting of Company RSUs and conversion of the Convertible Notes, (ii) upon exercise or termination of the Capped Call Transactions, and (iii) any obligation to repurchase or to make an offer to repurchase the Convertible Notes in accordance with and pursuant to the Convertible Notes Indenture. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights created by the organizational documents of such Company Subsidiary or any Contract to which such Company Subsidiary is a party and are not subject to any pre-emptive or similar rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Liens) or Contracts or other limitations or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interest) other than restrictions imposed by applicable securities laws.

(f)            Section 3.3(f) of the Disclosure Schedule sets forth a listing of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs, as of the Measurement Date; (iii) the date of grant and name of the holder of each Company Stock Option and each Company RSU; (iv) with respect to each Company Stock Option, the exercise price thereof; (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code; and (vi) with respect to performance-based RSUs, whether the performance-based vesting conditions have been determined. Each Company Stock Option and each Company RSU was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law.

(g)           Except as set forth above and on Section 3.3(g) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(h)          There are no voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understanding to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the capital stock of the Company or any of the Company Subsidiaries.

(i)          Except as set forth on Section 3.3(i) of the Disclosure Schedule, the Company and Company Subsidiaries have no outstanding Indebtedness.

3.4           Authority Relative to this Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The Company Board, at a meeting duly called and held on February 26, 2021, at which all of the directors of the Company were present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) based on written representations and warranties made by Parent and Merger Sub, determined that neither Parent nor Merger Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL and taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the Transactions, without any further action on the part of the Company Board or the holders of Company Shares; (iii) approved this Agreement and the Transactions (including the Merger) upon the terms and conditions set forth in this Agreement, and (iv) recommended that the holders of Company Shares adopt this Agreement.

3.5           No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii)  subject to obtaining the consents that are required to be listed in Section 3.5(a) of the Disclosure Schedule, and assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any foreign antitrust, merger control, or competition law, and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any foreign antitrust, merger control, or competition law, conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii)  result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options and Company RSU’s in connection with the treatment of such awards under Section 2.7 of this Agreement, the Convertible Notes and the Capped Call Transactions) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (w) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (x) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”), (y) any required pre-merger notification under the HSR Act, and similar requirements in foreign countries regarding antitrust or competition matters and any associated consents, approvals, authorizations, waiting period terminations, or permits, and (z) the filing of the Certificate of Merger (collectively, the “Company Required Approvals”), and (ii) subject to obtaining the Requisite Company Vote, where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

3.6           Permits; Compliance.

(a)            Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. No suspension or cancellation or proposed adverse modification of any of the Permits is pending or, to the knowledge of the Company, threatened and to the knowledge of the Company, there have occurred no defaults under, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both), except where the failure to have, or the suspension or cancellation of any of the Permits, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary have received or been subject to any written notice, charge, claim or assertion or, to the knowledge of the Company any oral notice, charge, claim or assertion, in each case alleging any violations of Permits, nor to the knowledge of the Company has any such notice, charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

(b)            Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice, or the knowledge of the Company, oral notice, from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in all respects with any Law, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

3.7           SEC Filings; Financial Statements.

(a)            The Company has filed all forms, reports, schedules and other documents required to be filed or furnished by it with the SEC since January 1, 2018 (such documents filed since January 1, 2018, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (x) complied, or if filed subsequent to the date of the Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof at the time of the filing will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary has been or is required to file any form, report or other document with the SEC. Since January 1, 2018, the Company has been in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq Stock Market LLC.

(b)           (i) Each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A) have been, or will be, as the case may be, prepared from and in accordance with and accurately reflect the books and records of the Company and its consolidated Company Subsidiaries in all material respects, (B) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (C) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (D) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. (ii) The unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) has been, or will be, as the case may be, prepared from and in accordance with and accurately reflect the books and records of the Company and its consolidated Company Subsidiaries in all material respects, (B) was or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal and recurring year-end adjustments).

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as September 30, 2020, including the notes thereto (the “Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (w) executory performance obligations which arise in the ordinary course of business consistent with past practice under Contracts to which the Company or any Company Subsidiary is a party, (x) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (y) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) liabilities and obligations incurred in connection with the transactions contemplated hereby or as required by this Agreement.

(d)           Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e)           Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other of the SEC Reports.

(f)            The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)         The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h)         The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2018 to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. There are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. There has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(i)           Since January 1, 2018, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting of the Company and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

3.8          Absence of Certain Changes or Events.

(a)          Since January 1, 2020, except as contemplated by this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice.

(b)         Since the date of the Company Balance Sheet, there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1.

3.9          Absence of Litigation. There is (i) no Action, inquiry or investigation pending, or (ii) to the knowledge of the Company, no inquiry, investigation or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary that, in each case, (A) would reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Transactions or (B) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

3.10        Employee Benefit Plans.

(a)          Section 3.10(a) of the Disclosure Schedule lists all Company Benefit Plans as of the date of this Agreement. The “Company Benefit Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, with respect to which the Company or any ERISA Affiliate has or could have any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate, and all employment, termination or severance Contracts (except for offer letters that provide for employment that is terminable at will and without material cost or liability to the Company or any Company Subsidiaries), (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary (all Company Benefit Plans, excluding Company Benefit Plans not subject to U.S. Law, the “US Benefit Plans”). The Company has made available to Parent a true and complete copy of each Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan (except for individual written Company Stock Option and Company RSU agreements, in which case only forms of such agreements have been made available, unless such individual agreements differ in substance from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on Internal Revenue Service (“IRS”) Form 5500 for the most recent two (2) plan years, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(b)         No Company Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or, except as set forth on Section 3.10(b) of the Disclosure Schedule, a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(c)          Except as set forth in Section 3.10(c) of the Disclosure Schedule, none of the Company Benefit Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. There is no contract, plan or arrangement covering any current or former director, employee, or consultant of the Company that, individually or collectively, could give rise to any payment or benefit as a result of the transactions contemplated by this Agreement. Except as provided in this Agreement or as set forth in Section 3.10(c) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, or (iii) trigger any obligation to fund any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Company Benefit Plan has been operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any party to, any Company Benefit Plan, (iii) as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) and (iv) neither the Company nor any of the Company Subsidiaries has incurred or reasonably expects to incur (whether or not assessed), or is subject to any payment, tax, penalty or other liability under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including under Section 4980H of the Code or with respect to the reporting requirements under Sections 6055 and 6056 of the Code.

(e)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No Company capital stock is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(f)          There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Benefit Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or its subsidiaries.

(g)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company and the Company Subsidiaries, including the Company Benefit Plans, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto). The adoption, approval, amendment or modification of each Company Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board (the “Company Compensation Committee”) or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been made available to Parent prior to the execution of this Agreement.

(h)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Benefit Plan that is maintained outside of the United States (i) such Company Benefit Plan has been operated in conformance with the applicable statues or governmental regulations and rulings related to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan that is funded, the liability of each insurer for any such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

3.11        Labor and Employment Matters.

(a)         As of the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present, former, or prospective employees or any employee representative group or body, or any independent contractors, or otherwise involving or relating to the Company’s or any Company Subsidiary’s labor or employment practices or policies.

(b)         As of the date of this Agreement, (i) neither the Company nor any Company Subsidiary is (or since January 1, 2018 has been) a party to or otherwise bound by any collective bargaining agreement, work council agreement, work force agreement or any other labor or trade union Contract (including any national or industry-wide agreements) (each of the foregoing, a “Collective Bargaining Agreement”) applicable to persons employed by the Company or any Company Subsidiary, and no such agreement or Contract is presently being negotiated; (ii) to the knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary are (or have since January 1, 2018) been represented by any union, works council, or any other labor organization; and (iii) to the knowledge of the Company, there are not activities or proceedings of any labor union or other employee representative group or body to organize any such employees or independent contractors.

(c)         As of the date of this Agreement, there are no (i) grievances filed pursuant to any Collective Bargaining Agreement pending against the Company or any Company Subsidiary; (ii) unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or (iii) union representation questions involving employees of the Company or any Company Subsidiary.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be and consistent with applicable Laws, including but not limited to the Fair Labor Standards Act (and similar state laws) and the Code.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all individuals who are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary as “exempt” or “non-exempt” under all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(f)          As of the date of this Agreement, there is no strike, slowdown, work stoppage, lockout or other labor disruption, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. No consent of any labor union is required to enter into this Agreement or to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent or advice from of any works council, or other employee in advance of or simultaneously with entering into this Agreement or consummating the Transactions, except as set forth on Disclosure Schedule 4.11(f).

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are and since January 1, 2018 have been in compliance with all applicable Laws relating to the employment of labor and the termination of employment, including those related to wages, hours, overtime pay, the provision of meal and rest breaks and other requirements of the California Labor Code and Industrial Welfare Commission Wage Orders, labor relations and collective bargaining, equal employment opportunities and the prevention of discrimination, harassment and retaliation, occupational health and safety, immigration, individual and collective consultation, notice of termination, mass layoffs and plant closings, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority with respect to the employment practices of the Company or any Company Subsidiary, except as described on Disclosure Schedule 4.11(g). Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, from January 1, 2018 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress. The employment of those employees of the Company and the Company Subsidiaries hired and based in the U.S. is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Disclosure Schedule 3.11(g).

(h)         The Company has made available to Parent a list, as of the date of this Agreement, of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. As of the date of this Agreement, no officer or employee holding the position of vice president or above has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship or status as an employee or consultant of the Company or the Subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement and, except as set forth on Section 3.11(h) of the Disclosure Schedule, the Company and the Subsidiary have no plans or intentions as of the date hereof to terminate any such employee or consultant. Section 3.11(h) of the Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(i)           To the knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (I) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (II) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would reasonably be expected to have a Material Adverse Effect.

(j)          Neither the Company nor any Company Subsidiary has closed any plant or facility, effectuated any mass layoffs of employees or closed any site of employment, or implemented any early retirement, exit incentive or other separation program since January 1, 2018, nor has the Company or any Company Subsidiary planned or announced any such action or program for the future as of the date of this Agreement.

(k)          Except as disclosed in Section 3.11(k) of the Disclosure Schedule, as of the date of this Agreement neither the Company nor any Company Subsidiary is currently seeking, nor has entered into, any settlement agreement that relates primarily to an allegation of harassment (including sexual harassment) committed by any employee of the Company or any Company Subsidiary having the title of Vice President or above. As of the date of this Agreement, the Company and the Company Subsidiaries have promptly, thoroughly and impartially investigated all allegations of harassment (including sexual harassment) of which any of them has been made aware. With respect to any such allegation with potential merit, the Company or the applicable Company Subsidiary has taken appropriate action reasonably calculated to prevent further harassment. As of the date of this Agreement, and to the knowledge of the Company, the Company is not aware of any allegations relating to Company or Company Subsidiary officers, directors, employees, contractors, or agents, that if known to the public, would create material negative publicity for the Company or any of the Company Subsidiaries.

(l)            Notwithstanding any other provision of this Agreement, other than with respect to Company Material Contracts addressed by (i) clauses (ii) and (vii) of Section 3.17(a) and Section 3.17(b) with respect to such Company Material Contracts and (ii) Section 3.10 with respect to Employee Benefit Plans, the representations and warranties contained in the foregoing subsections of this Section 3.11 are the sole and exclusive representations and warranties of the Company relating to labor matters of any kind.

3.12        [Reserved].

3.13        Property and Leases.

(a)         The Company or one of the Company Subsidiaries owns, and has good, marketable and valid title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of the business as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.13 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are (i) in good operating condition and repair, subject to ordinary wear and tear and (ii) are suitable and sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries.

(b)         Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property.

(c)         Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Real Property Leases pursuant to which the Company or any Company Subsidiary occupies or uses real property (the “Company Leased Real Property”). All Real Property Leases are in full force and effect and have not been modified or amended, and there exists no default under any such Real Property Lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not reasonably be expected to prevent or materially delay beyond the Outside Date consummation of the Merger and as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the Transactions will not, constitute or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of any Real Property Lease), except as would not reasonably be expected to prevent or materially delay beyond the Outside Date consummation of the Merger and as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as would not reasonably be expected to prevent or materially delay beyond the Outside Date consummation of the Merger and as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord, sublandlord or licensee could require removal) at the termination or expiration of the applicable Real Property Lease. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened or proposed. As of the date of this Agreement, to the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that would reasonably be expected to prevent or materially delay beyond the Outside Date the consummation of the Merger or that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as set forth in Section 3.13(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.

3.14        Intellectual Property.

(a)          Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (ii) the application or registration number, and (iii) the filing date or issuance/registration/grant date.

(b)         The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(c)          Except as set forth in Section 3.14(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.

(d)         Since January 1, 2018, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.

(e)         The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to their Trade Secrets, including, to the knowledge of the Company, by not making any disclosure of Trade Secrets except under written confidentiality obligations (other than former Trade Secrets intentionally publicly disclosed by the Company without confidentiality obligations in its reasonable business judgment), in each case except where the failure to do so would not have a Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Third Party Trade Secrets.

(f)          Since January 1, 2018, the Company and Company Subsidiaries have had and enforced policies requiring each employee and consultant involved in the development of any material Owned Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property and Intellectual Property Rights that are developed for the Company or any Company Subsidiaries by such consultants in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”). Since January 1, 2018, to the knowledge of the Company, no person who is or was an employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in the development of any material Owned Company Intellectual Property is in default or breach of any term of any Employee IP Agreement, non-disclosure agreement, assignment agreement, or similar Contract relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary in connection with such individual’s employment or other engagement with the Company or any Company Subsidiary, except where such default or breach would not reasonably be expected to be a Material Adverse Effect. All assignments of registered Patents included in the Registered Company Intellectual Property to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Authorities.

(g)         To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property. To the knowledge of the Company, there are no facts or circumstances with respect to the title to the Owned Company Intellectual Property that would reasonably be expected to adversely affect, limit, restrict, impair, or impede the ability of Surviving Corporation and the Company and the Company Subsidiaries to use and practice such Owned Company Intellectual Property from and after the Effective Time in substantially the same manner in which it was used prior to the Effective Time. Since January 1, 2018 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Intellectual Property Rights included in the Owned Company Intellectual Property, or containing any threat on the part of any person to bring an Action that any of the Intellectual Property Rights included in the Owned Company Intellectual Property are unenforceable or have been misused, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)         To the knowledge of the Company, no Third Party is infringing or otherwise violating any Intellectual Property Rights included in the Owned Company Intellectual Property or exclusively licensed to Company or any Company Subsidiary. Since January 1, 2018, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights included in the Owned Company Intellectual Property or exclusively licensed to Company or any Company Subsidiary against any Third Party. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any other person has any claim of legal or beneficial ownership with respect thereto.

(i)           Since January 1, 2018 to the date of this Agreement, the Company and Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed or otherwise violated any Intellectual Property Rights of any person, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any person in any material respect and there are no facts, circumstances or information that would be the reasonable basis for such Action with respect to Intellectual Property Rights other than Patents (or, to the knowledge of the Company, Patents). Except as expressly set forth in this Section 3.14(i), no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or its Subsidiaries with respect to the infringement or other violation of any of the intellectual property rights of any third party.

(j)          The Company and the Company Subsidiaries own the Owned Company Intellectual Property, except for any moral rights of any Third Party existing therein, free and clear of all Liens (except for non-exclusive licenses or other Permitted Liens). As of the date of this Agreement, no such Owned Company Intellectual Property is exclusively licensed by the Company or the Company Subsidiaries to any Third Party.

(k)          Section 3.14(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:

(i)           all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Owned Company Intellectual Property, other than (1) any licenses or other rights with respect to any Trade Secrets granted under any nondisclosure agreement, (2) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses to use the Company’s or any Company Subsidiary’s Trademarks for limited publicity purposes or in connection with such Third Party’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement;

(ii)          all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Company Intellectual Property (other than (1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements, (2) any licenses or other rights with respect to any Trade Secrets granted under any nondisclosure agreement, (3) any non-exclusive licenses or rights with respect to any Company Intellectual Property granted under any independent contractor services agreement or Employee IP Agreement, and (4) any non-exclusive licenses or other rights to use a Third Party’s Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement); and

(iii)         the material Contracts to which the Company or any Company Subsidiary is a party included in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not be expected to have a Material Adverse Effect) and, to the knowledge of Company, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not be expected to have a Material Adverse Effect). The Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not be expected to have a Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.

(l)           Subject to obtaining the consents that are required to be listed in Section 3.5(b) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing), except for any such breaches, modifications, cancellations, terminations, suspensions, losses, or payment accelerations that, individually or in the aggregate, would not reasonably be expected to (i) prevent or materially delay beyond the Outside Date the consummation of the Merger or (ii) have a Material Adverse Effect. Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent or any of their affiliates to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation or such affiliates; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).

(m)         Section 3.14(m) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement: (i) each item of Open Source that is contained or embedded in, or distributed or made available with, any of the Company Products, (or other Software within the Owned Company Intellectual Property that is made available to other persons); (ii) the applicable license terms for each such item of Open Source; and (iii) the Company Product to which each such item of Open Source relates. The Company has at all times complied with the licenses applicable to each item of Open Source identified, or required to be identified, in Section 3.14(m) of the Disclosure Schedule. No Company Product or Software within the Owned Company Intellectual Property that is made available to other persons contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that: (i) imposes a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

(n)         Section 3.14(n) of the Disclosure Schedule contains a list as of the date of this Agreement of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups in which Company or any Company Subsidiary is currently participating, or in which Company or any Company Subsidiary has participated since January 1, 2018, to the extent that such past participation imposes or purports to impose any continuing obligations on Company or any Company Subsidiary (or, following the Effective Time, on Parent or the Surviving Corporation) with respect to licensing or granting of any Intellectual Property Rights included in the Owned Company Intellectual Property (other than licenses that survive with respect to the copyright in contributions made during such past participation).

(o)          “Company Products” means all products and services of the Company or Company Subsidiaries that the Company or Company Subsidiaries currently make publicly or commercially available. “IT Systems” means information technology and computer systems (including software, telecommunication hardware, network and other equipment) relating to the transmission and storage of data and information that are used by or on behalf of the Company or Company Subsidiaries.

(p)         The Company and Company Subsidiaries have taken steps in accordance with generally accepted industry standards designed to protect the integrity, security, continuous operation and redundancy of the IT Systems used in their businesses and to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Company Software included within the Company Products and the IT Systems used in their businesses. To the knowledge of the Company, the Company Software included in the Company Products and the material IT Systems used in the businesses of the Company and Company Subsidiaries do not contain any material disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials by a Third Party (“Contaminants”) and have not suffered any material outage or disruption. The IT Systems used by the Company and Company Subsidiaries are sufficient to operate their businesses as currently conducted.

(q)         Notwithstanding any other provision of this Agreement, other than with respect to Company Material Contracts addressed by clauses (iv) and (viii) of Section 3.17(a) and Section 3.17(b) with respect to such Company Material Contracts, the representations and warranties contained in the foregoing subsections of this Section 3.14 and in Section 3.22 are the sole and exclusive representations and warranties of the Company relating to intellectual property, data protection, privacy and security and information technology systems of any kind.

3.15        Taxes.

(a)          Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all Tax Returns that it was required to file under applicable laws and regulations, and all such Tax Returns are true, correct, and complete in all material respects, and has timely paid (or there has been timely paid with respect to it) all Taxes shown thereon as due and owing and all other Taxes required to be paid, other than where the failure to file such Tax Returns or the non-payment of such Taxes would not have a Material Adverse Effect. There are no material Liens for Taxes (other than Taxes not yet delinquent or being contested in good faith and for which reserves in accordance with GAAP have been established on the Company Financial Reports as adjusted in the ordinary course of business through the Effective Time) upon any assets of the Company or any of the Company Subsidiaries. All Taxes of the Company and the Company Subsidiaries, if not yet due or owing, have been accrued and reserved in accordance with GAAP on the Company Financial Reports as adjusted in the ordinary course of business through the Effective Time.

(b)         Other than audits, examinations, investigations, disputes, claims or other proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no material audit, examination, investigation dispute, claim or other proceeding concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiaries are or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim remains unresolved.

(c)         All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority. The Company and each Company Subsidiary has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates. The Company and each Company Subsidiary has complied with all Tax reporting and record keeping requirements. Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.

(d)          Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Transactions (including the Merger) will not result in the payment or series of payments by the Company or any of the Company Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any similar payment, that is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code, or (ii) could require the Company, the Company Subsidiaries or Parent or its subsidiaries to make a gross-up a payment to any employee of the Company or any of the Company Subsidiaries for Tax related payments or cause a penalty tax under Section 4999 or Section 409A of the Code.

(e)         None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year and neither the Company nor any Company Subsidiary has any obligation to contribute to the payment of any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(f)            None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(g)           None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (for the avoidance of doubt, excluding customary indemnification provisions for Taxes contained in credit agreements, leases or other commercial agreements the primary purposes of which do not relate to Taxes).

(h)           Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(i)            Neither the Company nor any subsidiary of the Company will be required to include material amounts in income, or exclude material items of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received outside the ordinary course of business, prior to the Closing Date, (iv) any intercompany transactions occurring prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code that exists as of the Closing Date, (v) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, (vi) an election under Section 965(h) of the Code, or (vii) deferred revenue received on or prior to the Closing Date.

(j)            The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(l)            Neither the Company nor any Company Subsidiary has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act.

3.16       Environmental Matters. Except as set forth on Schedule 4.16 of the Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a)  the Company and each Company Subsidiary and their respective products are and have been in compliance in all respects with all applicable Environmental Laws; (b) (i) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, or as would reasonably be expected to result in liability under any applicable Environmental Law, and (ii) none of such properties are contaminated with any Hazardous Substance, for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable Law or any Contract, or that would otherwise reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law; (c)  neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation, or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or Third Parties, pursuant to any applicable Environmental Laws or Permits required under Environmental Laws; (d)  no Action has been brought or is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, and to the knowledge of the Company, no such Action is threatened; and (e)  there are no above or below ground storage tanks presently in use or formerly used since January 1, 2018 at any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary. The Company has made available to Parent any and all written communications with or documentation from any Governmental Authorities regarding the presence, in violation of Environmental Laws, of Hazardous Substances or any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since January 1, 2018 to the date of this Agreement. The Company has also made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

3.17       Material Contracts.

(a)           Section 3.17(a) of the Disclosure Schedule lists the following Contracts, together with all amendments, to which the Company or any Company Subsidiary is a party as of the date of this Agreement (such Contracts being the “Company Material Contracts”):

(i)           each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;

(ii)          all employment Contracts of those employees and managers that received from the Company or any Company Subsidiary annual cash compensation (including base salary, commissions, and annual or other periodic or project bonuses) in excess of $350,000 in fiscal years 2018, 2019 and 2020 and all consulting Contracts for those consultants that received from the Company or any Company Subsidiary annual compensation in excess of $350,000 in fiscal years 2018, 2019 and 2020;

(iii)         all Contracts (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) that are mortgages, pledges, security agreements, deeds of trust or other Contract granting a Lien (other than a Permitted Lien) on any material property or assets of the Company and the Company Subsidiaries;

(iv)         all Contracts that (A) grant to a Third Party any right of first refusal or first offer or similar right, (B) limit in material respects, or purport to limit in all material respects, the ability of the Company or any Company Subsidiary or, upon the consummation of any Transaction, Parent or any of its subsidiaries to compete in respect of any business with any person or entity or in any geographic area or during any period of time or to acquire any entity, (C) materially limit or propose to materially limit the ability of the Company or any of the Company Subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses or (D) would require the disposition of any material assets or line of business of the Company and any Company Subsidiary;

(v)          all Contracts requiring or reasonably expected to require capital commitment or capital expenditures (including any series of related expenditures) by the Company or any Company Subsidiary following the date hereof in excess of $1,000,000, individually or in the aggregate;

(vi)         all Contracts under which the Company or any Company Subsidiary, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Company Subsidiary), in any such case which, individually, is in excess of $350,000, other than advancement of business expenses to employees in the ordinary course of business consistent with past practice;

(vii)        any Contract that is a Collective Bargaining Agreement;

(viii)       any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(ix)          all Contracts that contain “non-solicitation,” “no hire” or similar provision that restricts the Company or any Company Subsidiary from soliciting, hiring, engaging, retaining or employing any person’s current or former employees or from soliciting any client or customer of any person;

(x)           all Contracts that prohibit or restricts (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guarantees by any Company Subsidiary;

(xi)          all Contracts with a Governmental Authority involving payments to or from the Company in excess of $350,000 in the fiscal years 2018, 2019 and 2020;

(xii)         any Contracts associated with the right to operate the largest twenty DAS or WiFi venues, largest twenty military bases and largest twenty (20) multifamily properties, in each case, as measured by the Company and Company Subsidiaries revenues from such venue in the fiscal year 2020;

(xiii)        any of the fifty (50) largest Contracts as measured by the Company and Company Subsidiaries revenues from such customer in the fiscal year 2020;

(xiv)        any Contract that provides for the settlement of any Action against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing obligation in excess of $350,000 or which provides for a settlement of any Action by the granting of injunctive or other equitable relief;

(xv)         any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party material to the Company or any Company Subsidiary, unless immaterial to the Company and the Company Subsidiaries;

(xvi)        any Contract that provides for the acquisition or disposition of ownership any assets (other than acquisitions or dispositions in the ordinary course of business) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person, that contains material continuing rights or obligations of the Company or any Company Subsidiary, including any indemnification, guarantee, “earn-out” or other contingent payment obligations;

(xvii)       any Contract that pertains to (A) the Company Leased Real Property or (B) the Company or any Company Subsidiary as a lessor or lessee of any personal property involving payments in excess of $350,000 per annum;

(xviii)      any Contract that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any person or assets, in each case with a value in excess of $350,000;

(xix)        any Contract obligating the Company or any Company Subsidiary to provide material indemnification outside of the ordinary course of business;

(xx)         any Contract that contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another person;

(xxi)        any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company or any Company Subsidiary); and

(xxii)       any Contract with an affiliate or other person that would be required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act;

(b)           (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and general principles of equity governing the availability of equitable remedies); the Company or any Company Subsidiary, as applicable, is not in default under any Company Material Contract (other than any defaults that the Company or a Company Subsidiary has cured, or that would not be expected to have a Material Adverse Effect), and, no event or condition exists that, with or without notice, lapse of time, or both, would constitute a default by the Company or a Company Subsidiary under the Company Material Contract (other than any defaults that would not be expected to have a Material Adverse Effect); none of the Company Material Contracts has been canceled by the other party; (ii)  to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract (other than any material breaches that any other party has cured, or that would not be expected to have a Material Adverse Effect); (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract; (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract, except for any such defaults, cancellation rights, or adverse effects that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect; (v) (A) the Company and the Company Subsidiaries have not received or delivered any written claim of force majeure, uncontrollable circumstances, or a similar term, under any Company Material Contract and (B) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to any Company Material Contract intends to (x) deliver any written claim of force majeure, uncontrollable circumstances, or a similar term, under any Company Material Contract or (y) engage in a non-scheduled complete or partial shutdown or cessation of the operation of the wireless communication access system related to any Company Material Contract, in each case within 90 days of the date of this Agreement and (vi) the Company and the Company Subsidiaries have not received any written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Company Material Contracts. The Company has made available to Parent true and complete copies of all Company Material Contracts (other than Contracts with a Governmental Authority if prohibited by the terms thereof), including any amendments, schedules and exhibits thereto.

(c)          Except for such matters that would not have a Material Adverse Effect, since January 1, 2018: (i) no Government Contract has been terminated by a Governmental Authority for default, (ii) neither the Company, the Company Subsidiaries nor any of its or their respective Representatives has been debarred or suspended from participation in the award of contracts by any Governmental Authority or has been declared nonresponsible or ineligible for Governmental Authority contracting (it being understood that debarment, suspension and nonresponsibility do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements) and (iii) there has not been any civil fraud, criminal act or bribery (in each case as such concept is defined under the state or federal Laws of the United States) or any other violation of applicable Law with respect to any Government Contract, by the Company or any of the Company Subsidiaries or any director, officer, or employee having primary management or supervisory responsibilities of the Company or any of the Company Subsidiaries. Except for such matters that would not have a Material Adverse Effect, to the knowledge of the Company, (A) as of the date hereof, there are no matters pending that are reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of the Company Subsidiaries and (B) neither the Company nor any Company Subsidiary has, since January 1, 2018, been terminated for default under any Government Contract, and no cure notice or show cause notice remains unresolved with respect to any Government Contract.

(d)          Except for such matters that would not have a Material Adverse Effect or as set forth on Schedule 3.17(d), the Company and any Company Subsidiary have satisfied all timing requirements under the NY MTA Contracts and are on schedule to satisfy in any future timing requirement under the NY MTA Contacts, including the completion deadlines set forth therein.

(e)          The Company has established a datatape (as provided to Merger Sub as of February 9, 2021 in the Data Room (Index 44), “Venue Datatape”) containing the key contractual information with regards to the DAS Venues, Wi-Fi Venues and the DAS Tenants. This Venue Datatape file, dated as of January 28, 2021, is an accurate summary of the information therein in all material respects.

3.18          Insurance.

(a)          The Company and the Company Subsidiaries are, insured by insurers believed by the Company to be of financially responsible insurers, against such losses and risks and in such amounts as are customary in all material respects for companies of similar size in the same or similar lines of the businesses in which they are engaged.

(b)          With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect in all material respects and all premiums due and payable thereon have been paid; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and, to the knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) the policy is sufficient for compliance with all applicable legal requirements and Company Material Contracts to which the Company or any Company Subsidiary is a party or by which it is bound.

(c)          Since January 1, 2018 to the date of this Agreement, neither the Company nor any Company Subsidiary received notice with respect to the termination of any such insurance policy.

(d)          Since January 1, 2018 to the date of this Agreement, there is no material claim pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.

3.19         Brokers and Expenses. No broker, finder or investment banker (other than TAP Advisors, LLC.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company or Company Subsidiary has, prior to the date of this Agreement, made available to Parent and Merger Sub a true and complete copy of the Company’s or Company Subsidiary’s engagement letter relating to the Transactions with TAP Advisors, LLC.

3.20         Takeover Laws. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other transactions contemplated by this Agreement.

3.21         Anti-Corruption and Anti-Money Laundering. Neither the Company, nor any Company Subsidiary, nor any affiliate, director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of the Company or any Company Subsidiary, or to otherwise secure any improper advantage, in violation of any Anti-Corruption Law. The Company and each Company Subsidiary has conducted its business in compliance with: (i) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the U.K. Bribery Act and all applicable anti-bribery conventions and local anti-corruption and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (the “Anti-Corruption Laws”), and (ii) the applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970, as amended, applicable provisions of the USA PATRIOT Act of 2001, including all amendments thereto and regulations promulgated thereunder, the Money Laundering Control Act of 1986, the anti-money laundering statutes of all jurisdictions to the extent applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (the “Anti-Money Laundering Laws”). Neither the Company, nor any Company Subsidiary nor any affiliate, director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has violated any Anti-Corruption Laws or Anti-Money Laundering Laws. The Company and each Company Subsidiary has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws and the Anti-Money Laundering Laws. No event, fact or circumstance that has occurred or exists is reasonably likely to result in a finding of noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law. Neither the Company, nor any Company Subsidiary, nor any affiliate, employee, officer or director of the Company or any Company Subsidiary has been the subject of any investigation, inquiry, Action, allegations, or proceedings by or before any court or Governmental Authority or, to the knowledge of the Company, by any third-party regarding actual or alleged violations of the Anti-Corruption Laws or the Anti-Money Laundering Laws. No such investigation, inquiry or Action is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there are no circumstances which are likely to give rise to any such investigation, inquiry, allegations, or Action.

3.22         Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, the Company and the Company Subsidiaries have (i) materially complied with their respective published privacy policies and all applicable Laws relating to protection of and the privacy and security of personal data personally identifiable information, including with respect to the collection, storage, processing, transmission, transfer (including cross-border transfers), disclosure and use (collectively, “Processing”) of personal data and personally identifiable information; and (ii) taken commercially reasonable measures to protect personal data and personally identifiable information in Company’s and the Company Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification. Since January 1, 2018 to the date of this Agreement, there has been no material loss, damage, or unauthorized access, use, or modification of any such information Processed by or on behalf of Company or a Company subsidiary, except as would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any personal data or personally identifiable information Processed by or on behalf of Company or a Company Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security.

3.23          Minute Books. The Company has made available to Merger Sub true and correct copies of the minute books of the Company since January 1, 2018. The minute books of the Company contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders of the Company and the Company Board and all committees thereof, and accurately reflect all corporate actions of the Company which are required by applicable Law, the Certificate of Incorporation, the Bylaws or other governing documents to be passed upon by the Company Board or the Company’s stockholders.

3.24         Export Control Laws and Sanctions. The Company and each Company Subsidiary has conducted its business in compliance with (i) all sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (“Sanctions”), and (ii) the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and all other applicable export control laws of the jurisdictions where the Company or any Company Subsidiary conducts business (the “Export Control Laws”). Neither the Company nor any Company Subsidiaries, controlled affiliates, directors, officers, or employees, is a person that is, or is owned or controlled by one or more persons that are: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The Company and the Company Subsidiaries have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with Sanctions and the Export Control Laws. The Company and each Company Subsidiary, (a) has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to U.S. law; (b) is in compliance with the terms of such applicable export licenses, registrations or other approvals; (c) has not received any written communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals; and (d) is not the subject of any pending or, to the knowledge of the Company, threatened claims, audits, investigations, inquiries, Actions, or proceedings by or before any court or Governmental Authority, or to the knowledge of the Company, by any third-party with respect to such export licenses, registrations or other approvals, the Export Control Laws or Sanctions.

3.25         Affiliate Transactions. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the Company Subsidiaries, on the one hand, and any of the directors, officers, shareholders, employees, managers or other affiliates of the Company and the Company Subsidiaries, on the other hand, except for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company in the ordinary course of business consistent with past practice, (iii) any agreements with officers or directors and provisions in the Certificate of Incorporation and Bylaws providing for indemnification, exculpation and expense advancement obligations of the Company to such individuals and (iv) other standard employee benefits made generally available to all employees in the ordinary course of business consistent with past practice (including any agreement providing for the issuance of Company Shares, Company Stock Options or Company RSU’s to such individuals).

3.26          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from TAP Advisors LLC to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Merger Consideration to be received by holders of Company Common Stock (other than (x) holders of Dissenting Company Shares, (y) holders of Company Shares to be canceled or to remain outstanding pursuant to Section 2.6(b) hereof, and (z) Sponsor and its affiliates) pursuant to the Merger, is fair, from a financial point of view, to such holders. The Company will deliver a written copy of such opinion to Merger Sub solely for informational purposes promptly following the date hereof.

4.             Representations and Warranties of Parent and Merger Sub.

Except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement, provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1           Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the state of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

4.2           Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3           No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, waiting period terminations or expirations, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions beyond the Outside Date or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

(b)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period termination or expiration, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (x) the Exchange Act and Blue Sky Laws, (y) the HSR Act and similar requirements in foreign countries where a merger filing will be necessary, and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions beyond the Outside Date or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.4           Financing.

(a)           Parent has delivered to the Company a true, accurate and complete copy of (i) the executed debt commitment letter, dated as of the date of this Agreement, by and among Merger Sub and the Lenders, including all exhibits, schedules, annexes and amendments thereto and the executed fee letter associated therewith redacted in a manner as described below (collectively, as amended, restated, replaced, substituted, supplemented, waived or otherwise modified in accordance with Section 6.15(b) or, in the case of an Alternative Financing, in accordance with Section 6.15(c), the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to lend the amounts set forth therein to Merger Sub for the purpose of funding the Merger and the other Transactions (the “Debt Financing”), and (ii) an executed equity commitment letter, dated as of the date of this Agreement, by and among Parent and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which, and subject to the terms and conditions of which, Sponsor has committed to provide the amounts set forth therein to Parent for the purpose of funding a portion of the Merger (such committed equity financing, the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)          As of the date of this Agreement, the Commitment Letters (i) are in full force and effect, (ii) to the knowledge of Parent, have not been withdrawn, rescinded or terminated, or (iii) have not been amended or modified in any respect and each of the Commitment Letters, in the form so delivered, constitutes a legal, valid and binding obligation of Parent or Merger Sub, as applicable, and, to the knowledge of Parent, the other parties thereto, enforceable against it or Merger Sub, as applicable, or, to the knowledge of Parent, the other parties thereto, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Except for the fee letter referred to above (a true, accurate and complete copy of which has been provided to the Company with only the fee amounts, economic terms contained in any “flex” provisions, pricing caps and other economic terms contained therein redacted with no such redaction covering terms that would adversely affect the amount, conditionality or availability of the Debt Financing) and non-disclosure agreements, the Commitment Letters are the only agreements to which Parent or Merger Sub is a party relating to funding or investing, as applicable of the Financing as of the date of this Agreement. Other than as expressly set forth in such Commitment Letters, there are no agreements or arrangements, conditions precedent or other contingencies related to the funding of the full amount of the Financing. The Equity Commitment Letter provides that the Company is an express third-party beneficiary in connection with Company’s exercise of its rights under Section 9.6, and that Parent agrees not to oppose the grant of an injunction, specific performance or other equity relief in connection with the exercise of such third party rights.

(c)          As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Commitment Letters and (ii) assuming the satisfaction of each of the conditions set forth in Section 7.1 and Section 7.2, Parent (x) has no reason (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) to believe that any of the conditions applicable to it in the Commitment Letters will not be satisfied on the Closing Date and (y) knows of no fact, occurrence, circumstance or condition that would reasonably be expected to cause any Commitment Letter to be terminated, withdrawn, modified, repudiated or rescinded or to be or become unenforceable or otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Commitment Letters to not be available to Merger Sub or Parent, as applicable, on the Closing Date.

(d)          Parent or Merger Sub, as applicable, has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Assuming the Financing is funded and/or invested in accordance with the Commitment Letters, Parent will have, in the aggregate and together with the available cash and cash equivalents of the Company, sufficient funds to pay the Per Share Merger Consideration, any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions (including any amounts payable in respect of Company Stock Options and Company RSUs under this Agreement) and all associated fees, costs and expenses in connection with the Merger and the other Transactions, including the Financing, in each case, to the extent required to be paid on the Closing Date (collectively, the “Required Amount”).

(e)          As of the date of this Agreement, none of Parent, Merger Sub or any of their respective affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Transactions or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Transactions.

4.5           Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to prevent or delay beyond the Outside Date the consummation of any Transaction or otherwise prevent or delay Parent or Merger Sub from performing their material obligations under this Agreement. As of the date of this Agreement, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to prevent consummation of the Merger beyond the Outside Date or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.6           Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent or a direct or indirect subsidiary of Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

4.7           Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Merger Sub nor any of their affiliates own any Company Shares as of the date of this Agreement.

4.8           Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of the executed limited guaranty, dated as of the date of this Agreement, from Sponsor in favor of the Company in respect of certain matters on the terms specified therein (the “Limited Guaranty”). As of the date of this Agreement, the Limited Guaranty is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. The Limited Guaranty, in the form so delivered, constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

5.             Conduct of Business Pending The Merger.

5.1           Conduct of the Business Pending the Merger. The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except as contemplated or permitted by this Agreement or required by applicable Laws or any Governmental Authority or with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve business organizations of the Company and each of Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers, lenders, vendors, landlords and other persons with whom the Company or any Company Subsidiary has material business. From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (w) as otherwise expressly contemplated or permitted by this Agreement, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) as required by applicable Law or any Governmental Authority or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will not permit any Company Subsidiary to, directly or indirectly:

(a)            amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Company Securities, except for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs or conversions of Convertible Notes in accordance with and pursuant to the Convertible Notes Indenture or dispositions of the Capped Call Transactions upon exercise and settlement or termination thereof in accordance with Section 6.17, in each case, that are outstanding on the date hereof;

(c)            transfer, lease, sell, mortgage, pledge, license, dispose of, abandon, allow to lapse, fail to maintain or encumber any material assets, rights or properties of the Company or any of the Company Subsidiaries, except in the ordinary course of business consistent with past practice and the lapse of Registered Company Intellectual Property at the end of its term;

(d)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or of any of the Company Subsidiaries’ capital stock (other than dividends or distributions made by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary or in accordance with Section 6.17);

(e)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its or of any of the Company Subsidiaries’ capital stock, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs, (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs or (iii) as required pursuant to the terms of the Convertible Notes or (iv) in accordance with the terms of the Capped Call Documentation;

(f)            (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any assets other than in the ordinary course of business consistent with past practice or any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in, any person (other than in accordance with Section 6.17); (ii) incur, create, assume, modify, renew, guarantee, refinance or otherwise become liable for any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than draw downs on the Company’s Existing Credit Agreement in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to any person, except for employee loans or advances for business expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business consistent with past practice; (iv) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly-owned Company Subsidiary; or (v) enter into or amend any Contract with respect to any matter set forth in this Section 5.1(f);

(g)           except as required by any Company Benefit Plan set forth on Section 3.10(a) of the Disclosure Schedule or as otherwise required by applicable Law, (i) except in the ordinary course of business consistent with past practice for employees of the Company or any of the Company Subsidiaries who have an annual base salary below $150,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any employee, director or independent contractor of the Company or any of the Company Subsidiaries, (ii) enter into any change of control, severance, retention or similar arrangement with any employee of the Company or any of the Company Subsidiaries, (iii) hire or terminate (other than terminations for “cause”) any employees other than Non-Management Employees, other than any hire to fill a position having a title below vice president that is open as of the date of this Agreement or that becomes open in the ordinary course of business after the date of this Agreement due to the termination or resignation of an employee or individual independent contractor, in each case, with the newly hired individual having substantially the same compensation and benefit terms as the individual being replaced, (iv) take any action to fund or secure the payment of any amounts under any Company Benefit Plan, (v) make or grant any bonus or any incentive compensation other than annual bonuses payable for the 2020 fiscal year in the ordinary course of business consistent with past practice, (vi) discretionarily accelerate the vesting or payment of any cash or equity award (except as expressly permitted pursuant to the terms of this Agreement), other than a determination by the Company Board or a committee thereof of the achievement of performance Company RSUs for performance periods ending on or before December 31, 2020 in accordance with the terms of the applicable Company Stock Plan and applicable award agreements thereunder or (vii) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company or any of the Company Subsidiaries;

(h)           make, change or revoke any Tax election, adopt or change any accounting period or any material accounting method with respect to Taxes, file any amended Tax Return in a manner inconsistent with past practice, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Authority;

(i)            compromise, settle or discharge any arbitration or other Action, other than where the amount paid in the compromise, settlement or discharge does not exceed $350,000 individually or $500,000 in the aggregate;

(j)            except as required by Law, or in the ordinary course of business consistent with past practice, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend or modify in any material respect, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms;

(k)            make any capital commitment, incur any capital expenditures or any obligations or liabilities in respect thereof in excess of 10% of the aggregate budget set on Schedule 5.1(k);

(l)            enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;

(m)          create any Lien against any material property or assets of the Company or any Company Subsidiary outside of the ordinary course of business, other than Permitted Liens;

(n)           enter into or amend any Contract pursuant to which any other party is granted, or that otherwise subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition or other exclusive rights of any type or scope that materially restrict the Company or any Company Subsidiary or, following the Closing, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location;

(o)           enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company, except as otherwise permitted or required by this Agreement;

(p)           commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;

(q)           delay the payment of any trade payables to vendors and other Third Parties or accelerate the collection of trade receivables and other receivables, in each case outside the ordinary course of business consistent with past practices;

(r)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of, the Company or any Company Subsidiary (other than the transactions contemplated by this Agreement);

(s)           terminate, cancel, amend or modify any insurance coverage policy (or reinsurance policy) or self-insurance program maintained by the Company or any of the Company Subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage;

(t)            recognize any union, works council, or other labor organization as the representative of any of the employees of the Company or any Company Subsidiary, or enter into any new or amended Collective Bargaining Agreement except, as to each of the foregoing, as required by applicable Law;

(u)           take any action that would result in a change to the conversion rate of the Convertible Notes from that rate set forth in Section 3.3(b)(viii);

(v)           modify its posted privacy policies or the security of its IT Systems used in its business, in each case, in any materially adverse manner, except as required by applicable Law;

(w)          terminate, cancel, materially amend or materially modify any Real Property Lease;

(x)           otherwise enter into any Contract to do any of the foregoing, or legally authorize any of the foregoing.

5.2            No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

6.            Additional Agreements.

6.1            Access to Information; Confidentiality.

(a)           Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and other Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, including the Owned Company Intellectual Property, and shall furnish to officers, employees and other Representatives of Parent and Merger Sub with such financial, operating and other data and information (including the work papers of the Company’s accountants) as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable data privacy/protection Laws and antitrust Laws; provided, that such disclosure shall not be required to include any information that is subject to a statutory non-disclosure or similar provision or agreement with a Governmental Authority, prime contractor, higher-tier subcontractor, distributor, or other third party for end-use by a Governmental Authority (collectively, “Governmental Contracting Parties”), or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party. If requested by Parent, the Company agrees to use its reasonable best efforts to secure the consent of the appropriate Governmental Contracting Party or other third party to permit disclosure of such protected information to Parent and Merger Sub or to redact such protected information to the extent necessary to address reasonable privilege and confidentiality concerns.

(b)           All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the confidentiality agreement between Digital Colony Acquisitions, LLC and the Company, dated as of February 18, 2020, as amended on January 28, 2021 (the “Confidentiality Agreement”); provided, that the definition of “Representatives” in the paragraph 12(a) of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing sources or co-investors of Parent or Merger Sub (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to such potential debt or equity financing sources or co-investors, subject to receipt of customary confidentiality undertakings from such potential debt or equity financing sources or co-investors).

(c)           To the extent consistent with applicable Law, the Company shall consult with Parent in good faith on a regular basis as reasonably requested by Parent to report material (individually or in the aggregate) operational developments, the pursuit of additional Company Material Contracts with customers, the status of relationships with customers and potential customers, the status of ongoing operations and other matters reasonably requested by Parent, including the continued accuracy of the Company’s representations and warranties and compliance with the Company’s covenants and obligations under this Agreement.

(d)           The Company may, as it deems advisable and necessary in its reasonable judgment to comply with applicable Law, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Company.

6.2           Solicitation of Transactions.

(a)           Go-Shop Period. During the period (the “Go-Shop Period”) commencing on the date of this Agreement and continuing until 11:59 p.m. (New York city time) on April 2, 2021, the Company and the Company Subsidiaries and the Representatives shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by furnishing information with respect to the Company and the Company Subsidiaries to any person pursuant to an Acceptable Confidentiality Agreement entered into by such person; provided that the Company shall, to the extent not previously provided to Merger Sub or Parent, provide or make available to Merger Sub or Parent any material non-public information concerning the Company or any Company Subsidiary provided or made available to any person prior to or substantially concurrently to providing such information to such person and (ii) participate in any discussions or negotiations with any persons or group of persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b)           No-Shop Period.

(i)            From and after the Go-Shop Period, and continuing until prior to the time the Requisite Company Vote is obtained, or if earlier, the termination of this Agreement in accordance with the terms hereof, the Company and the Company Subsidiaries shall not, nor shall they authorize or permit and shall instruct and cause any of their respective Representatives not to, directly or indirectly, except as otherwise permitted by this Section 6.2, (a) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof to the Company or its stockholders; (b) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide access to its properties, books and records or furnish any confidential or non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their Representatives) in connection with, relating to, or for the purpose of encouraging or facilitating an Acquisition Proposal; (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (d) execute or enter into, any Acquisition Agreement; or (e) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DCGL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). Any violation of the restrictions on the Company or any Company Subsidiary set forth in this Section 6.2(b)(i) by any Representative of the Company or any Company Subsidiary shall be deemed a breach of this Section 6.2(b)(i) by the Company. Promptly following the expiration of the Go-Shop Period, the Company and the Company Subsidiaries shall, and shall instruct and cause any of their respective Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any person (other than the parties hereto) in connection with an Acquisition Proposal. The Company also agrees that it will thereafter promptly request each person (other than the parties hereto) that has, prior to the expiration of the Go-Shop Period, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such person by or on behalf of the Company or any Company Subsidiary prior to the date hereof and shall terminate access to data rooms furnished in connection therewith.

(ii)           Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, in response to a bona fide written Acquisition Proposal that was not solicited in breach of Section 6.2(b)(i) (except to the extent solicited in accordance with Section 6.2(a)) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with Section 6.2, (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or promptly following the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, solely to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal that will constitute, or could reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a breach by the Company of Section 6.2(b)(i).

(iii)          For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 50% of the assets of the Company and Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board) and that the Company Board determines in good faith after consultation with its financial advisor and its outside legal counsel (x) if consummated, to be more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise and (y) after taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement, is reasonably likely to be completed on the terms proposed.

(c)           (i) Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the Transactions (the “Company Board Recommendation”), (B) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) business days of the commencement of such offer, (C) fail to reconfirm the Company Board Recommendation within ten (10) Business Days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a Third Party after written request from Parent to do so, (D) approve, recommend or declare advisable, or publicly propose to approve, recommend, any Acquisition Proposal, (E) fail to include the Company Board Recommendation in the Proxy Statement or (F) approve, adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”) (any of the foregoing in clauses (A)-(F), a “Change in Recommendation”).

(ii)           Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the time the Requisite Company Vote is obtained if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Company Subsidiary that was not known to the Company Board as of the date of this Agreement, but becomes known by the Company Board after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (an “Intervening Event”), effect a Change in Recommendation of the type in clause (A) or clause (E) of Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation of the type in clause (A) or clause (E) of Change in Recommendation due to an Intervening Event unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event that is adverse to the stockholders of the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)); and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation of the type in clause (A) or clause (E) of Change in Recommendation pursuant to this Section 6.2(c)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(c)(iii)). Notwithstanding anything to the contrary herein, in no event shall (i) the receipt, existence or terms of an Acquisition Proposal or any other acquisition of assets or businesses from the Company or any matter relating thereto or consequent thereof or (ii) any event or circumstance resulting from (A) the announcement, pendency and consummation of this Agreement and the transactions contemplated by this Agreement, including the Merger, (B) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, or (C) any breach of this Agreement by the Company, individually or in the aggregate, constitute an Intervening Event.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a breach of Section 6.2(b)(i), (A) make a Change in Recommendation (other than the type in clause (F) of Change in Recommendation) if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(f) and concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of the receipt of such Superior Proposal, that failure to so terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Change in Recommendation or terminate this Agreement unless the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the terms (including the form, amount and timing of payment of consideration) of such Superior Proposal the Company, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to three (3) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)); provided further, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless concurrently with such termination the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with Section 8.1(f).

(d)            The Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company could reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry), except (and solely to the extent) such notification and/or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement and thereafter shall (i) keep Parent fully informed, on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of any material developments regarding any Acquisition Proposals or any change to the terms and status of any such Acquisition Proposal or the process associated with such proposals or offers and (ii) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof copies of all material correspondence and other substantive written material sent or provided to the Company or any of the Company Subsidiaries from any person that described any of the terms or conditions of any Acquisition Proposal.

(e)            Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that this Section 6.2(e) shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change in Recommendation.

(f)            Proxy Filing; Information Supplied.

(i)            The Company shall prepare and file with the SEC, as promptly as practicable after the date hereof, and in any event within five Business Days after the expiration of the Go-Shop Period, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information included by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent expressly permitted by Section 6.2(c), the Proxy Statement shall include the Company Board Recommendation and, unless there has been a Change in Recommendation in accordance with Section 6.2(c), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.

(ii)            The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement and (B) Parent, Merger Sub and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

(iii)            The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2(f), will (i) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (ii) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent, its financial advisors and legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(g)            Stockholders Meeting.

(i)            The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable and in any event on the thirtieth calendar day immediately following the date of mailing of the Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day), to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone, recess or adjourn such meeting except to the extent required by applicable Law and with prior notice to Parent or, if, (i) on a date that is two Business Days prior to the date the Stockholders Meeting is scheduled (the “Original Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered and in each case, if Parent so requests or the Company so elects, the Company shall postpone, recess or adjourn, or make one or more successive postponements, recesses or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed, recessed or adjourned more than ten days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the Original Date in reliance on the preceding sentence or (ii) within the five Business Days prior to the Original Date or any date that the Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change in Recommendation, Parent may direct the Company to, or the Company may elect to, postpone, recess or adjourn the Stockholders Meeting for up to ten Business Days and the Company shall promptly, and in any event no later than the next Business Day, postpone, recess or adjourn the Stockholders Meeting in accordance with Parent’s direction or such election.

(ii)            Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Termination Fee in accordance with Section 8.3(a), its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.

(iii)            The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports). Without the prior written consent of Parent, the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Stockholders Meeting.

6.3           Employee Benefits Matters.

(a)            If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least five (5) business days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(b)            As of the Effective Time, the Company, the Surviving Corporation, Parent and/or their respective subsidiaries shall provide the Continuing Employees with substantially comparable types and levels of employee benefits in the aggregate as those provided to the Continuing Employees immediately prior to the Effective Time (such benefits to be provided pursuant to the “Parent Plans”), provided that this undertaking shall not obligate Parent to continue the employment of such Continuing Employees for any period following the Effective Time, and such Continuing Employees may be terminated by Parent at any time (except to the extent otherwise restricted by Law and subject to any contractual arrangements between the Company and any individual employee, as in effect on the date hereof).

(c)            For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting under any equity incentive plan) under any Parent Plan, Parent will credit each Continuing Employee with his or her years of service with the Company before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will, subject in each case to receipt of any required consent of the applicable Parent Plan provider, use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.

(d)            Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms the executive agreements listed on Section 6.3(d) of the Disclosure Schedule following the Effective Time.

(e)            Each Continuing Employee who is a participant in the Company’s Management Incentive Compensation Plan shall remain eligible to receive a cash bonus for the fiscal year 2021. Notwithstanding the foregoing, to the extent that the employment of any Continuing Employee who participates in the Company’s Management Incentive Compensation Plan immediately prior to the Closing Date is terminated other than for cause by the Surviving Corporation, or an affiliate thereof, following the Closing Date but prior to the date of payment of bonuses under the Company’s Management Incentive Compensation Plan for fiscal year 2021 in the ordinary course in accordance with the terms thereof, Parent shall, or shall cause the Surviving Corporation to, pay a cash bonus to such Continuing Employee equal to a prorated portion of such Continuing Employee’s annual target bonus in effect as of immediately prior to the Effective Time, less applicable deductions and withholdings.

(f)            Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).

(g)            If the Company or any of the Company Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, all such amounts payable under such Company Arrangement shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto). Moreover, the Company shall take all actions necessary so that, prior to the Effective Time: (i) the adoption, approval, amendment or modification of each such Company Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Effective Time of all necessary actions by the Company Board, the Company Compensation Committee or its independent directors.

6.4           Directors’ and Officers’ Indemnification and Insurance.

(a)            For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b)            Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement and is set forth on Section 6.4(b) of the Disclosure Schedule (provided, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the time the Requisite Company Vote is obtained, the Company may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), (and at the request of Parent, shall) purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 6.4(b).

(c)            The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.

(d)            If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

6.5           Anti-Takeover Statutes. In the event that any “moratorium,”, “control share acquisition,” fair price,” “business combination” or other state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

6.6           Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing (and shall subsequently keep Parent and Merger Sub informed on a current basis of any developments related to such notice) of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in clause (iii)(c) of Annex A would not be satisfied or (x) any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in clause (iii)(d) of Annex A would not be satisfied; (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect and (iii) any written notice or other written communication received by the Company or any Company Subsidiary from any person alleging that the consent, approval, permission of or waiver from such party is required in connection with the Transactions. Parent shall give prompt notice to the Company in writing (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the failure to so comply or the becoming untrue or incorrect would reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement or of any written notice or other written communication received by Parent or Merger Sub from any person alleging that the consent, approval, permission of or waiver from such party is required in connection with the Transactions. For clarity, unintentional failure to give notice under this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.

6.7           Litigation. Until the termination of this Agreement in accordance with Section 8.1, the Company shall promptly notify Parent and Merger Sub of any Action that shall be instituted or threatened in writing against the Company, any Company Subsidiary and/or their directors to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transactions. The Company shall promptly notify Parent and Merger Sub of any new Action that is instituted or threatened in writing against the Company or any of the Company Subsidiaries, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Merger, in each case which seek to prohibit or restrain the Transactions. The Company shall not settle or make an offer to settle any litigation against the Company or any director relating to this Agreement, the Merger, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8           Consents and Approvals.

(a)            The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act, as more specifically addressed in Section 6.9) and (z) obtain all permits, consents, waiting period expiration or terminations, approvals and authorizations of all third parties and Governmental Authorities that are necessary or reasonably deemed advisable by both parties to consummate the Transactions. The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, none of Parent, Merger Sub nor the Company will be required to pay any monies or make any other concession to any third party in connection therewith, except, with respect to the Company, to the extent expressly required by the terms of any Contract with such third party). The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expiration or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b)            Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.

(c)            This Section 6.8 is subject to, in all respects, the provisions of Section 6.9(b) below.

6.9          HSR Act Filing and International Antitrust Notifications.

(a)          As promptly as possible after the date of this Agreement and in any event no later than ten (10) business days after the date of this Agreement, if required by any Law, each of Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. As promptly as possible after the date of this Agreement and in any event no later than twenty (20) business days after the date of this Agreement, Parent shall file an antitrust notification in any other jurisdiction if required by any Law. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by any of them pursuant to the HSR Act or any other antitrust or related Law in connection with such filings. To the extent permitted by Law, each of Parent and the Company shall consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other antitrust Law. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any Governmental Authority in connection with such proceedings under or relating to the HSR Act or any foreign or other antitrust Law. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as "outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any Company Subsidiary, or avoid any Action or Order by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions.

(b)          Subject to restrictions required by Law, Parent and Company will notify the other promptly upon the receipt of (i) any comments, questions, or requests for information or documents from any Governmental Authority in connection with any filings made pursuant to Section 6.9(a) or the transactions contemplated by this Agreement and (ii) any request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the transactions contemplated by this Agreement and the parties shall keep each other reasonably appraised of the status of the matters addressed in this Section 6.9. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.9, or whenever a Governmental Authority requests information or documents related to the transactions contemplated by this Agreement, each Party will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both parties. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(c)          Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable antitrust Laws. Parent and the Company shall use their reasonable best efforts to take the following actions to the extent necessary to cause the expiration or termination of the HSR waiting period (if applicable) and any applicable notice periods under antitrust Laws with respect to such transactions by or before the Outside Date and to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Law regarding the Transactions by or before the Outside Date: (i) entering into negotiations, (ii) providing information required by applicable Law and (iii) substantially complying with any “second request” for information pursuant to antitrust Laws.

(d)         Notwithstanding anything herein to the contrary, if any Action is instituted (or threatened to be instituted) challenging the Transactions as violative of any antitrust Law, it is expressly understood and agreed that Parent will use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the Antitrust Division or any other applicable Governmental Authority or any private party under any antitrust Law; and (ii) avoid or eliminate each and every impediment under any antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines, or assets of Parent or its subsidiaries (including the Company after the Closing) and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines, or assets of the Parent or the Company and/or their respective affiliates; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that notwithstanding anything to the contrary in this Agreement, Parent or any of its affiliates or any of their respective direct or indirect equityholders shall not be required to, and the Company and Company Subsidiaries shall not be permitted to without Parent’s prior written approval (and the “reasonable best efforts” standard set forth in this Section 6.9 shall not in any event be construed to require Parent, Merger Sub or any of their affiliates or any of their respective direct or indirect equityholders to, or to permit the Company and Company Subsidiaries without Parent’s prior written approval to), take or agree or commit to take any such action, or agree or commit to any condition or restriction, to obtain the expiration of any applicable waiting period under any Law, to obtain any required consent or other approval from any Governmental Authority under any Law, or to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other order issued under any Law, if the taking of such action (x) would require any action by, or would impose any condition or restriction on, any of the businesses or assets of Parent’s affiliates (other than the Company or any Company Subsidiaries) or the businesses or assets of Parent’s direct or indirect equityholders (other than the Company or any Company Subsidiaries) or (y) in the case of any such action by, or any condition or restriction on, the Company or any of the Company Subsidiaries, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries.

6.10        Rule 16b-3 . Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11        Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq Stock Market LLC and (ii) to terminate the registration of the Company Common Stock under the Exchange Act, in each case as promptly as practicable after the Effective Time; provided, that such delisting or termination shall not be effective until after the Effective Time.

6.12        Further Assurances. Without limitation or contravention of the provisions of Sections 6.8 and 6.9 and subject to the terms of and conditions of this Agreement, each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions.

6.13        Public Announcements. The initial press release relating to this Agreement and the Transactions shall be a joint press release by Parent and the Company, and thereafter each of them shall consult with each other before issuing any further press release(s) or otherwise making any public statement or disclosure concerning the Merger or any other Transaction and no such press release or public announcement, statement or disclosure shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (x) as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (y) in connection with any actions by the Company or the Company Board permitted by Section 6.2(c). Notwithstanding the foregoing, Parent, Merger Sub and their affiliates may, without such consultation or consent, make disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such person or any affiliates of such person, in each case, who are subject to customary confidentiality restrictions.

6.14        Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.15        Financing.

(a)          Each of Parent and Merger Sub, as applicable, shall use, and will cause its Subsidiaries and its and their respective officers, directors and employees to use, their respective reasonable best efforts to take, or cause to be taken, and shall use reasonable best efforts to direct its and their respective accountants, legal counsel and other representatives to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions (including any “flex” provisions) described or contemplated in the Commitment Letters (or on such terms and conditions that are acceptable to each of Parent and Merger Sub and the providers of the applicable Financing in their sole discretion so long as such other terms and conditions are not prohibited by Section 6.15(b)), including using their respective reasonable best efforts to:

(i)          maintain in effect the Commitment Letters and, once entered into, any Financing Agreements with respect thereto;

(ii)         taking into account the expected timing of Closing contemplated by Section 2.2, negotiate and enter into no earlier than the Closing Date definitive financing agreements with respect to the Debt Financing on the terms and conditions (including “flex” provisions) contained or contemplated in the Debt Commitment Letter (or on such terms and conditions that are acceptable to each of Parent and Merger Sub and the providers of the Debt Financing in their sole discretion so long as such other terms and conditions are not prohibited by Section 6.15(b)) (the “Financing Agreements”);

(iii)        taking into account the expected timing of the Closing contemplated by Section 2.2, satisfy (or obtain the waiver of) all conditions to receipt of the Debt Financing at the Closing contemplated by the Debt Commitment Letter and the Financing Agreements and that are within the control of Parent or Merger Sub;

(iv)       comply with its obligations under the Commitment Letters; and

(v)        enforce its rights (other than through litigation) under the Commitment Letters.

(b)          Parent and Merger Sub shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Commitment Letter without the prior written consent of the Company if such amendment, supplement, termination, modification, replacement or waiver (i) reduces the aggregate amount of the Financing from that contemplated by the Commitment Letters delivered as of the date hereof to an amount less than that required to pay the Required Amount unless the Equity Financing, Debt Financing, Alternative Financing permitted in accordance herewith or cash on hand of Merger Sub is increased by a corresponding amount, (ii) impose any new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would (x) materially delay (taking in to account the expected timing of the Closing contemplated by Section 2.2) or prevent the Closing from occurring or (y) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) on the Closing Date materially less likely to occur or (iii) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable,  or, in the case of the Equity Commitment Letter, the Company, to enforce its rights against the other parties to the Commitment Letters (it being understood and agreed that, in any event, Merger Sub may amend the Debt Commitment Letters to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement). Upon any such amendment, supplement, modification, termination or replacement of, or waiver of, any Commitment Letter or other modification to any of the Financing not prohibited by this Section 6.15(b), Parent shall promptly deliver a copy thereof to the Company and references herein to “Commitment Letters” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.15(b), and references to “Financing” shall include and mean the financing contemplated by the Commitment Letters as amended, supplemented, modified, replaced or waived in compliance with this Section 6.15(b), as applicable.

(c)          In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter for any reason, (i) Parent or Merger Sub, as applicable, shall promptly notify the Company and (ii) Parent or Merger Sub, as applicable, shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when added to the portion of the Financing and cash on hand of the Company and its Subsidiaries that is and remains available to Parent and Merger Sub, to fund the Required Amount; provided, that Parent and Merger Sub, as applicable, shall not be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it, (A) obtain Alternative Financing (1) on terms and conditions that are less favorable to Parent or Merger Sub, as applicable, than those in the Debt Commitment Letter (including any “flex” provisions) as in effect on the date hereof, (2) includes any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or materially delay the consummation of the transactions contemplated by this Agreement, (B) pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including any “flex” provisions) or to consummate the Debt Financing prior to the date as is required pursuant to Section 2 or (C) seek or obtain equity financing in excess of the amount provided for in, or from a Person other than the counterparties to, the Equity Commitment Letter as in effect on the date hereof. In the event any Alternative Financing is obtained and a debt commitment letter is entered into with respect thereto, Parent or Merger Sub, as applicable, shall deliver a copy thereof to the Company and references herein to (A) “Debt Commitment Letter” and the “Commitment Letters” shall be deemed to include and mean the Debt Commitment Letter to the extent not superseded by such debt commitment letter, as the case may be, at the time in question and such debt commitment letter to the extent then in effect, and (B) “Financing” shall include such Alternative Financing.

(d)          Parent or Merger Sub, as applicable, shall furnish the Company true and complete and executed (upon execution) copies of the Financing Agreements upon the prior reasonable written request of the Company. Parent or Merger Sub, as applicable, shall (i) give the Company prompt written notice of any default or breach by any party to any of the Commitment Letters of which Parent or Merger Sub, as applicable, becomes aware, if such default or breach would result in a delay of, or in any way limit, the availability of the Financing and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent and Merger Sub, as applicable, shall give the Company prompt notice (A) of the receipt or delivery of any notice or other written communication, in each case from any person with respect to (x) any actual default under or breach of any provisions of the Commitment Letters by Parent or Merger Sub, as applicable, or any withdrawal, termination, repudiation or rescission of any provisions thereof by any party to any of the Commitment Letters or (y) any material dispute or material disagreement between or among parties to any of the Commitment Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing Date in each case, that would make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or materially delay the availability of the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the definitive agreements with respect to the Financing), and (B) if at any time for any reason Parent or Merger Sub, as applicable, believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Commitment Letters. Parent or Merger Sub, as applicable, shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence

6.16        Financing Cooperation.

(a)          The Company shall, and shall cause each Company Subsidiary and its and their respective officers, directors and employees to, at Parent’s sole expense, use its and their respective reasonable best efforts to provide and shall use reasonable best efforts to direct its and their respective accountants, legal counsel and other representatives to provide, in each case, all customary cooperation as may be requested by Parent or Merger Sub, as applicable, that is necessary or customary in connection with the arranging and obtaining of the Debt Financing; provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary. Such cooperation by the Company and the Company Subsidiaries shall include:

(i)           preparing and furnishing Parent or Merger Sub, as applicable, and the Debt Financing Sources, as promptly as practicable after the date hereof (and in any event, not later than a time reasonably sufficient to allow Parent or Merger Sub, as applicable, to satisfy any condition to the receipt of such Debt Financing, including in any event on or prior to the Closing Date), all Financial Information and all other financial and other pertinent information and disclosures regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or Merger Sub, as applicable, for use in connection with the Debt Financing,

(ii)         causing the Company’s senior officers to participate in a reasonable number of lender or investor meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company), rating agency presentations and sessions and due diligence meetings, in each case, at reasonable times and upon reasonable advance notice (it being agreed that any such meetings, presentations and sessions may be virtual),

(iii)        assisting Parent and Merger Sub, as applicable, and the Debt Financing Sources in the preparation of (a) Debt Marketing Documents and any supplements thereto (including assisting with the preparation of versions of such Debt Marketing Documents and any supplements thereto that do not contain material non-public information with respect to the Company and the Company Subsidiaries and executing and delivering one or more customary authorization and representation letters) and (b) pro forma financial statements or other pro forma financial information, in each case to the extent reasonably requested by Merger Sub or Parent; provided, that (x) the Company shall not be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the Transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records (which shall not involve the Company itself preparing such pro forma financial information), and providing reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary,

(iv)        reasonably cooperating with the marketing efforts of Merger Sub and the Debt Financing Sources in connection with the Debt Financing, including direct contact between such management of the Company and the Debt Financing Sources,

(v)         reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required of Merger Sub in connection with the Debt Financing,

(vi)        reasonably assisting Parent or Merger Sub, as applicable, in obtaining any corporate credit and family ratings from any ratings agencies contemplated in connection with the Debt Financing, including assisting Parent or Merger Sub, as applicable, and the Debt Financing Sources in the preparation of customary materials for rating agency presentation to the extent reasonably requested by Parent or Merger Sub,

(vii)       reasonably assisting in the preparation of, and executing and delivering, any pledge, security, definitive financing agreements for the Debt Financing and other customary financing documents, including guarantee and collateral documents and other certificates and documents (including the preparation of schedules thereto and other closing certificates, consents and resolutions (including a certificate of the chief financial officer of, or person performing similar functions for, the Company) with respect to solvency matters in customary form attached to the Debt Commitment Letter) as may be reasonably requested by Parent or Merger Sub, as applicable, in connection with the Debt Financing,

(viii)      facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing (including delivery of original stock certificates and original stock powers of the Company Subsidiaries to the extent required on the Closing Date in connection with the Debt Financing and to the extent available to the Company),

(ix)        using reasonable best efforts to assist the Debt Financing Sources in benefiting from the existing lending relationships of the Company,

(x)         taking all ministerial company actions reasonably requested by Parent or Merger Sub, as applicable, to permit the consummation of the Debt Financing,

(xi)        at least three (3) business days prior to the Closing Date, providing all documentation and other information customarily required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA Patriot Act, relating to the Company and the Company Subsidiaries and including, if the Company or any of the Company Subsidiaries qualify as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate, in each case, as is reasonably requested in writing by Parent or Merger Sub, as applicable, at least ten (10) business days prior to the Closing, and

(xii)       (a) obtaining a customary pay-off letter (in a form and substance reasonably acceptable to Parent and the Lenders) (the “Debt Payoff Letter”) and lien terminations, if applicable, to the extent necessary for the release of all Liens and the prepayment, payoff, discharge and termination in full of all obligations outstanding under the Credit Agreement, dated as of February 26, 2019, among the Company, certain affiliates of the Company, the financial institutions listed therein as lenders, Bank of America, N.A. as agent for the lenders named therein, Silicon Valley Bank as syndication agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book runner, as amended to the date hereof (the “Existing Credit Agreement”), (b) providing Parent with a copy of such Debt Payoff Letter at least two (2) Business Days prior to the Closing Date and (c) giving (by the date required under the Existing Credit Agreement) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Existing Credit Agreement at the Closing.

(b)          Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent or Merger Sub, as applicable, as provided in Section 6.16(c)) or enter into any binding agreement or commitment (other than any customary authorization or representation letters) or incur any other actual or potential liability in connection with the Debt Financing or any of the foregoing prior to, or with respect to any event or circumstances occurring or existing prior to, the Closing unless, in each case, either indemnified by Parent and Merger Sub in accordance with Section 6.16(c) or reimbursed by Parent or Merger Sub, as applicable, in accordance with Section 6.16(c), (B) no director, manager, officer or employee of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action pursuant to Section 6.16(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (C) none of the Company, any of the Company Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing, provided, that this clause (C) shall not prohibit the adoption or execution of any resolutions or consents so long as such resolutions or consents which are contingent upon the occurrence of the Closing or do not become effective any earlier than the Closing Date by any persons that shall remain or will become officers or directors of the Company or any of the Company Subsidiaries as of the Effective Time, and (D) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or material breach of, any applicable Law or any obligations of confidentiality (not created in contemplation hereof) binding on the Company or the Company Subsidiaries. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company.

(c)          Parent or Merger Sub, as applicable, shall, promptly upon request by the Company, reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.16(a). Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements suffered or incurred by any of them in connection with the Debt Financing and any information supplied or provided in connection therewith (except to the extent suffered or incurred as a result of (i) the gross negligence, willful misconduct or material breach of this Agreement by the Company, any Company Subsidiary or any affiliate or Representative thereof, in each case as determined by a court of competent jurisdiction, or (ii) any inaccuracy (other than any immaterial inaccuracy) in the historical financial information provided to Parent or Merger Sub by the Company pursuant to the definition of “Financial Information”).

6.17        Convertible Securities; Capped Call Transactions.

(a)         On the Closing Date, Parent and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company shall deliver all notices and take all other actions required, and with prior consent of Parent, not to be unreasonably withheld conditioned or delayed, make take actions permitted, under the terms of the Convertible Notes, the Convertible Notes Indenture or under applicable Law, including, without limitation, the giving of any notices that may be required in connection with the transactions contemplated by this Agreement, including with respect to any repurchases or conversions of the Convertible Notes occurring as a result of or in connection with the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” or “Make-Whole Fundamental Change,” as such terms are defined in the Convertible Notes Indenture; provided, however, that the Company will use commercially reasonable efforts to provide copies of such notice or other document to Parent at least one business day prior to delivering any such notice or other document described in this Section 6.17(a) and shall incorporate all reasonable comments provided by Parent with respect thereto.

(b)         Notwithstanding anything to the contrary in this Agreement, but subject to clause (c) below, prior to the Effective Time, the Company may take any actions in connection with making elections under, amending, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Transactions, and the Company shall take all such actions as may be required, and may take any actions permitted or contemplated, by the terms of the applicable Capped Call Transactions, including the giving of any written notices or communication in connection with the Capped Call Transactions, provided that the Company will provide copies of any such notice to Parent and Merger Sub at least three business days prior to delivering any such notice, and shall incorporate all reasonable comments provided by Parent with respect thereto, and all such notices and actions (including the specific substance and/or content thereof) that are not required by the terms of the Capped Call Documentation shall be subject to the written prior approval of Parent and Merger Sub (such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing and notwithstanding anything to contrary in this Agreement, subject to clause (c) below, prior to the Effective Time, the Company may initiate or continue, discussions or negotiations with the counterparty to the Capped Call Transactions or any of its affiliates or Representatives, including with respect to any cash amounts or shares of Company Common Stock that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the transactions contemplated by this Agreement), it being understood that any mutual agreement with the counterparty to any such Capped Call Transaction on any such amounts or adjustments shall be subject to written prior approval of Parent and Merger Sub.

(c)          The Company agrees (A) to use its reasonable best efforts to reasonably cooperate with Parent, at Parent’s written request, to enter into arrangements with the counterparty to the Capped Call Transaction to cause such Capped Call Transaction to be exercised, settled, terminated and/or cancelled as of the Effective Time, it being understood that the settlement of any amounts payable thereunder shall be payable only in cash, and subject to the mutual agreement of Parent, the Company and the respective terms of the Capped Call Documentation, as such terms may be amended or modified from time to time, or pursuant to such other written agreement relating to the termination of the Capped Calls Transactions as agreed between the Company and the counterparty and (B) not amend, modify, transfer or terminate the Capped Call Documentation or any Capped Call Transaction, in each case without the prior written consent of Parent (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification, adjustment or termination made unilaterally by the counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation or conditioned on termination or abandonment of this Agreement).

7.           Conditions .

7.1          Conditions to Each Party’s Obligation to Effect the to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)          No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced, entered or deemed applicable any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii)  the Merger, in each case, that has resulted, directly or indirectly, in enjoining or otherwise prohibiting or making illegal the consummation of the Merger; and

(b)         This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(c)          Any applicable waiting period under the HSR Act shall have expired or been terminated.

7.2          Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)          (A) each representation or warranty of the Company set forth in this Agreement, other than Sections 3.3, 3.4(a), 3.4(b), and 3.19, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect that is continuing, (B) each representation or warranty of the Company set forth in Section 3.3 shall be true and correct in all material respects as of the date of such representation and warranty (which for purposes hereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all material respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in Merger by more than $6,000,000), and (C) any representation or warranty of the Company set forth in Sections 3.4(a), 3.4(b), and 3.19 shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).

(b)         The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.

(c)          Since the date of the Agreement, a Material Adverse Effect has not occurred that is continuing.

(d)         The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by any of the Company’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) shall have been satisfied.

7.3          Conditions to Obligation of Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)          each representation and warranty of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby or perform their respective obligations hereunder.

(b)          Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.

(c)           Parent and Merger Sub shall have furnished to the Company with a certificate dated as of the Closing Date signed on their respective behalves by any of its chief executive officer or such other officer serving in such capacity to the effect that the conditions set forth in Sections 7.3(a) and (b) shall have been satisfied.

8.           Termination.

8.1          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)          By mutual written consent of Parent and the Company by action of the Company Board and the board of directors of Parent, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(b); or

(b)          By either Parent, Merger Sub or the Company, if:

(i)          the Merger shall not have occurred on or before the date that is six (6) months following the date hereof (the “Outside Date”), whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of such acceptance to occur on or before such date; or

(ii)         any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other Law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger, and, in each case, such order, injunction, judgment, judicial decision, decree or ruling or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such injunction, order, decree or ruling or other Law; or

(iii)        the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(b) shall not have been obtained at the Stockholders Meeting or at any adjournment, recess or postponement of the Stockholders Meeting at which a vote on adoption of this Agreement is taken in accordance with this Agreement;

(c)          By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) shall not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(d)          By either Parent or Merger Sub, (x) if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement) or (y) the Company shall have willfully and materially breached its obligations under Section 6.2;

(e)          By the Company, if there is an inaccuracy in Parent’s or Merger Sub’s representations herein, or a breach by Parent or Merger Sub of its covenants herein, in either case that would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(f)          By the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated hereby in accordance with the terms of this Agreement, and (iii) Parent fails to consummate the Closing within two Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.2 and (y) delivery of such confirmation; or

(g)          By the Company prior to the time the Requisite Company Vote is obtained in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.2; provided, that such termination shall only be effective if prior to or concurrently therewith the Company pays the Company Termination Fee as directed by Parent.

8.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.16(c) (Financing Cooperation), Section 8.3 (Fees and Expenses), Section 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) subject to Section 8.3(e) and Section 8.3(f), such termination shall not relieve any party from liability for any willful and material breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.3          Fees.

(a)          In the event that this Agreement is terminated:

(i)           by Parent, Merger Sub or the Company pursuant to Sections 8.1(b)(i) or (iii) or by Parent or Merger Sub pursuant to Section 8.1(c) and (x)  an Acquisition Proposal by a Third Party shall have been made after the date of this Agreement and not withdrawn prior to such termination and (y) within 12 months after such termination (A) the Company enters into a definitive agreement with respect to an Acquisition Proposal (whether or not involving the same Acquisition Proposal which was made after the date of this Agreement) or (B) an Acquisition Proposal (whether or not involving the same Acquisition Proposal which was made after the date of this Agreement) is consummated (with all references to 15% in the definition thereof being treated as references to 50.1% for purposes of this Section 8.3(a));

(ii)          by Parent or Merger Sub pursuant to Section 8.1(d);

(iii)        by the Company pursuant to Section 8.1(g); or

(iv)        by the Company pursuant to Section 8.1(b)(i) and at the time of such termination, Parent or Merger Sub could have validly terminated this Agreement pursuant to Section 8.1(d);

then, in any such event, the Company shall pay, as directed by Parent, the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than two (2) business days) following the earlier of the entry into a definitive agreement with respect to such Acquisition Proposal or consummation of such Acquisition Proposal, (y) in the circumstances described in clause (ii) above, within two (2) business days of the termination, and (z) in the circumstance described in clause (iii) and (iv) above, concurrently with and as a condition to the termination.

(b)          In the event that this Agreement is terminated:

(i)          by the Company pursuant to Section 8.1(f); or

(ii)         by Parent or Merger Sub pursuant to Section 8.1(b)(i), and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(f);

then, in any such event, Parent shall pay, as directed by the Company, the Parent Termination Fee, which amount shall be payable by wire transfer of immediately available funds, within two (2) business days of the termination to an account designated in writing by the Company.

(c)          Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated; provided, the Company shall reimburse the Sponsor (or their respective designees) for the documented out-of-pocket expenses incurred by Parent or Purchaser in connection with this Agreement and the transactions contemplated by this Agreement including the Financing (including fees and expenses of counsel, accountants, investment bankers, other advisors and financing sources) subject to an aggregate cap on reimbursement of $2,500,000, if the Company or Parent shall terminate this Agreement pursuant to Section 8.1(b)(iii) (the amount paid, the “Expense Reimbursement”). The Expense Reimbursement shall be paid no event later than two business days after being notified of such by Parent in such amounts as Parent notifies to the Company in writing (which amounts collectively shall not, for the avoidance of doubt, exceed the applicable Expense Reimbursement).

(d)          Notwithstanding anything to the contrary in this Agreement:

(i)           Each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its affiliates that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of Parent and Merger Sub acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, the Company would not have entered into this Agreement.

(ii)            The Company acknowledges and agrees on behalf of itself and its affiliates that the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub, the Sponsor and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates or any sources of Financing, or any lead arranger, arranger, agent or Representative of, or to, Parent, Merger Sub or the Sponsor (the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) and any person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances and none of the Company Related Parties (other than the Company), and upon payment of the Company Termination Fee, if due, to Parent pursuant to this Section 8.3, the Company shall have no further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. No Parent Related Party shall be entitled and Parent shall not and shall cause any Parent Related Party to not bring or maintain any Action against any Company Related Party (other than the Company) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and Parent shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly following the payment of the Company Termination Fee, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, each of the parties hereto expressly acknowledges and agrees that the none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s willful and material breach of this Agreement in circumstances in which the Company Termination Fee is not payable.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.3, in circumstances in which the Parent Termination Fee is payable, plus, if applicable, the Enforcement Costs shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of the Company Related Parties against the Parent Related Parties or any Debt Financing Source and any person who pays the Parent Termination Fee on Parent’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement, any contract or agreement executed in connection herewith (including with respect to the Debt Commitment Letter, the Financing Agreements, the Equity Commitment Letters and the Limited Guaranty) and the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances and none of the Parent Related Parties (other than Parent, Merger Sub or the Guarantor to the extent set forth in the Limited Guaranty), and upon payment of the Parent Termination Fee, if due, to the Company pursuant to this Section 8.3, none of Parent, Merger Sub, the Guarantor or any Debt Financing Source shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. No Company Related Party shall be entitled to, and the Company shall not and shall cause any Company Related Party not to bring or maintain any Action against any Parent Related Party (other than Parent, Merger Sub or Sponsor to the extent set forth in the Limited Guaranty) or any Debt Financing Source arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Debt Commitment Letter, the Financing Agreements, the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and the Company shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Debt Commitment Letter, the Financing Agreements, the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Parent, Merger Sub, Sponsors, or any Debt Financing Source to be dismissed with prejudice promptly following the payment of the Parent Termination Fee, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, the maximum aggregate monetary liability of any Parent Related Party, if any, shall be limited to the amount of the Parent Termination Fee and under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance of the funding of the Equity Financing or the obligation to close contemplated by Section 10.6 and (y) any money damages, including all or any portion of the Parent Termination Fee. For the avoidance of doubt, each of the parties hereto expressly acknowledges and agrees that the none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right to seek monetary damages from Parent or Merger Sub in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement in circumstances in which the Parent Termination Fee is not payable; provided, that for the avoidance of doubt, in no event shall Parent’s or Merger Sub’s aggregate liability under this Agreement exceed the Parent Termination Fee.

(g)           If (i) the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee (or a portion thereof) set forth in Section 8.3(a), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder or (ii) Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 8.3(b), and, in order to obtain such payment, the Company makes a claim that results in a judgment for the Parent Termination Fee (or a portion thereof) set forth in Section 8.3(b), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder (as applicable, the “Enforcement Costs”).

9.            General Provisions.

9.1        No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

9.2        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), faxed (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub or Sponsor:

White Sands Parent, Inc.
c/o Digital Colony Acquisitions, LLC

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487
Facsimile No: (310) 943-3228
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
600 Travis St #5400
Houston, Texas 77002
Facsimile No: (713) 821-5602
Attention: David Lieberman and Christopher May

if to the Company:

Boingo Wireless, Inc.
10960 Wilshire Blvd

23rd Floor

Los Angeles, CA 90024
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
Facsimile No: (877) 881.9192
Attention: Ilan Lovinsky, Andrew Luh and John Olson

9.3          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party; provided, however, that the parties intend that the remedies and limitations set forth in Section 9.3(e)-(f) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Person’s liability or obligations. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4          Entire Agreement; Assignment; No Other Representations or Warranties. This Agreement and the Confidentiality Agreement (other than Section 6 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 6 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that (a) Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement and (b) Parent and Merger Sub (and following the Closing Date, the Company) may at any time, and without the consent of any other person or party, unilaterally grant a security interest in, and assign for collateral security purposes, its rights and interests hereunder to the Debt Financing Sources (or their agent) providing Debt Financing under the Debt Commitment Letter or the definitive documentation with respect thereto. Except for the representations and warranties contained in Section 3, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and neither Parent nor Merger Sub nor any person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other person, with respect thereto except for any information set forth in the representations and warranties contained in Article 3 of this Agreement. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.

9.5          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) following the Closing Date, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options and other convertible securities to receive payment pursuant to Section 2.7 and Section 2.12, (ii)  Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (iii) Section 8.3(f)(which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons), (iv) Section 8.3(e) (which is intended to be for the benefit of the Company Related Parties and may be enforced by such persons and (v) Section 9.13 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that the Debt Financing Sources may enforce (and each is an intended third party beneficiary of) the provisions of Section 8.3(f), this Section 9.5, Section 9.7(b), Section 9.8, Section 9.10, Section 9.13 and Section 9.14, in each case, that are related to such Debt Financing Sources.

9.6          Specific Performance.

(a)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity, and nothing herein shall be deemed a waiver by any party of any right to injunctive relief or specific performance. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded in accordance with the Equity Commitment Letter in order to fund the Merger (including, without limitation, subject to the satisfaction of the conditions in Sections 7.1 and 7.2, to cause Parent to enforce the obligations of the Sponsor under the Equity Commitment Letter in accordance with, and subject to the terms of the Equity Commitment Letter, in order cause the Equity Financing to be timely completed in accordance with the Equity Commitment Letter). Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

(b)            The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of parties to this Agreement further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the parties to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to this Agreement agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds.

(c)            Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s or Merger Sub’s obligation to cause the Equity Financing to be funded to fund the Per Share Merger Consideration and Parent’s and Merger Sub’s obligations to effect the consummation of the Closing (but not the right of the Company to obtain such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all conditions set forth in Sections 7.1 and 7.2, as applicable, have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or waived at the Closing Date; (ii) the Debt Financing has been funded (or will concurrently be) funded in full in accordance with the terms thereof, or the Debt Financing Sources have irrevocably confirmed in writing to the parties hereto that the Debt Financing will be funded in full at or before the Closing Date if the Equity Financing is funded at or before the Closing Date (provided, that the Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if the Debt Financing is not in fact funded at or before the Closing Date); and (iii)  the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and the Debt Financing were funded, then, then it will take such actions that are required of it by this Agreement to cause the Closing or the consummation of the Closing, as applicable, to occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated hereby in accordance with the terms of this Agreement.

9.7          Governing Law.

(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(b)            All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by, construed and interpreted in accordance with the law of the State of New York.

9.8          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ARISING UNDER THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, THE DEBT FINANCING CONTEMPLATED THEREBY OR INVOLVING ANY DEBT FINANCING SOURCE. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9          General Interpretation.

(a)           The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)          Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)          Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)          The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e)          The phrase “made available to Parent” when used herein, shall mean that the subject documents were uploaded to the electronic data room maintained by the Company prior to the execution of this Agreement or were otherwise provided to Parent prior to the execution of this Agreement.

9.10        Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, no amendment or waiver to this Section 9.10, Section 8.3(f), Section 9.5, Section 9.7(b), Section 9.8, Section 9.13 and Section 9.14 (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

9.11        Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.12        Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13        No Recourse to Non-Parties. Notwithstanding anything in this Agreement or any of the agreements relating to the Financing to the contrary, each Party agrees, on behalf of itself and its affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the Transactions), (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, Sponsor (solely with respect to the Limited Guaranty and Equity Commitment Letter), and the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder, including without limitation the parties to the Equity Commitment Letter and the Limited Guaranty) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder). For clarity, nothing in this Section 9.13 shall be deemed to limit in any respect the rights of the Company as a third party beneficiary under the Equity Commitment Letter.

9.14        Debt Financing. Notwithstanding anything in this Agreement to the contrary, the Company hereby (i) agrees that any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Debt Financing Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and the Company hereby irrevocably submits itself and its property with respect to any such Debt Financing Action to the exclusive jurisdiction of such court, and such Debt Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing (including the Debt Commitment Letter)) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Debt Financing Action against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process in any such Debt Financing Action shall be effective if notice is given in accordance with the procedures set forth in Section 9.2, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Debt Financing Action in any such court with respect to any Debt Financing Action against any Debt Financing Source, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law, trial by jury in any Debt Financing Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources will have any liability to the parties hereto relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Surviving Corporation and Parent and their respective subsidiaries against the Debt Financing Sources under the Debt Commitment Letter or any definitive financing agreement with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder following the Merger) and (vii) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14 and such provisions and the definitions of “Lenders”, “Debt Financing” and “Debt Financing Source” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source (such consent not to be unreasonably withheld, conditioned or delayed). In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged that no Debt Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby.

* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WHITE SANDS PARENT, INC.

By:	/s/ Warren Roll

Name:	Warren Roll
Title:	Vice President

WHITE SANDS BIDCO, INC.

By:	/s/ Warren Roll

Name:	Warren Roll
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOINGO WIRELESS, INC.

By:	/s/ Mike Finley

Name:	Mike Finley
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

of

BOINGO WIRELESS, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Boingo Wireless, Inc..

SECOND: The name and address of the registered agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value per share of $0.001.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment.

(b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the board of directors.

(c) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to a Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended.

(d) Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: To the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) each Exempted Stockholder (as defined below), director employed by an Exempted Stockholder or one of its affiliates, officer affiliated with an Exempted Stockholder or one of its affiliates and any other officer or director of the Corporation specifically designated by an Exempted Stockholder or one of its affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation. For purposes of this Article SEVENTH, the term “Exempted Stockholder” shall mean all stockholders of the Corporation other than stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation or who are permitted transferees of any such person.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this [●] day of [●], 2021.

1